Filed pursuant to Rule 424(b)(5)

Registration No. 333-294302

PROSPECTUS SUPPLEMENT

(To prospectus dated March 30, 2026)

Up to $10,500,000 of Ordinary Shares

NANO-X IMAGING LTD.

This prospectus supplement relates to the issuance and sale of up to $10,000,000 of our ordinary shares, par value NIS 0.01 per share, or the Advance Shares, that we may issue from time to time, in one or more transactions in amounts, at prices, and on terms that will be determined at the time these securities are offered pursuant to the Standby Equity Purchase Agreement, dated November 12, 2026, or the Primary SEPA, that we have entered into with YA II PN, Ltd., or Yorkville, a fund managed by Yorkville Advisors Global, LP, whereby Yorkville has committed to purchase up to $10,000,000 of our ordinary shares, or the Commitment Amount, over the 24 months following the date of the Primary SEPA (subject to the terms and conditions set forth in the Primary SEPA). Concurrently with our entry into the Primary SEPA, we entered into a separate Standby Equity Purchase Agreement with Yorkville, dated November 12, 2026, or the Resale SEPA and, together with the Primary SEPA, the SEPAs, pursuant to which Yorkville has committed to purchase up to $40,000,000 of our ordinary shares in a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act. We intend to register the resale by Yorkville of the ordinary shares issued pursuant to Advances under the Resale SEPA on a registration statement on Form F-1, and such shares are not offered under this prospectus supplement. As consideration for Yorkville’s commitments under the SEPAs, we agreed to pay Yorkville a $500,000 commitment fee under the Resale SEPA through the issuance of 1,221,598 ordinary shares, or the Commitment Shares. This prospectus supplement also relates to the issuance of the Commitment Shares to Yorkville. See “Prospectus Supplement Summary - Recent Developments - Standby Equity Purchase Agreement with Yorkville” for a description of the SEPAs.

This prospectus supplement and the accompanying prospectus also cover the sale of the Advance Shares and the Commitment Shares by Yorkville to the public. Though we have been advised by Yorkville, and Yorkville represents in the Primary SEPA, that Yorkville is purchasing the shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act or any other applicable securities laws, the Securities and Exchange Commission, or the SEC, may take the position that Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of our ordinary shares by Yorkville and any discounts, commissions or concessions received by Yorkville are deemed to be underwriting discounts and commissions under the Securities Act. For additional information on the methods of sale that may be used by Yorkville, see the section entitled “Plan of Distribution” on page S-21.

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “NNOX.” On November 12, 2026, the last reported sale price of our ordinary shares on the Nasdaq Global Market was $0.318 per ordinary share.

The aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, is approximately $61,737,654, based on 78,747,008 ordinary shares outstanding, of which approximately 510,493 ordinary shares are held by affiliates, and a per share price of $0.78, based on the last reported sale price of our ordinary shares on the Nasdaq Global Market on September 17, 2026. One-third of our public float, calculated in accordance with General Instruction I.B.5 of Form F-3, is equal to approximately $20,445,809. During the 12 calendar months prior to and including the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.5 of Form F-3. Accordingly, the $ 10,500,000 ordinary shares offered hereby, does not exceed one-third of our public float. In no event will we sell securities registered on the registration statement of which this prospectus supplement forms a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month calendar period so long as our public float remains below $75,000,000.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of information that should be considered in connection with an investment in the ordinary shares.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 12, 2026

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

A registration statement on Form F-3 (File No. 333-294302) utilizing a shelf registration process relating to the securities described in this prospectus supplement was initially filed with the SEC on March 13, 2026, was amended on March 26, 2026, and was declared effective on March 30, 2026. Under that shelf registration statement, of which this prospectus supplement is a part, we may, from time to time, sell up to an aggregate of $100 million of ordinary shares, warrants and debt securities. As of the date of this prospectus supplement, we have sold securities with an aggregate offering price of approximately $8,595,301 under that shelf registration statement. We sometimes refer to the ordinary shares as the “securities” throughout this prospectus supplement.

This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of the Ordinary Shares, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which gives more general information about us, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein or therein by reference, the information in this prospectus supplement will control; provided, that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC that contains the accompanying prospectus (including the exhibits to the registration statement). For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described elsewhere in this prospectus supplement under “Where You Can Find Additional Information.” You may obtain a copy of this prospectus supplement, the accompanying prospectus and any of the documents incorporated by reference without charge by requesting it from us in writing or by telephone at the following address or telephone number: Nano-X Imaging Ltd., Ofer Tech Park, 94 Shlomo Shmeltzer Road, Petach Tikva, Israel 4970602, Attention: Chief Executive Officer, telephone number: +972-2-536-0360.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and Yorkville has not, authorized anyone to provide you with information that is different. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, and you must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. Neither we nor Yorkville are making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and Yorkville is not, making an offer or sale of our ordinary shares in any jurisdiction where such offer or sale is not permitted.

None of we, Yorkville or any of our or their representatives are making any representation to you regarding the legality of an investment in our ordinary shares by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our ordinary shares.

In this prospectus supplement, references to the terms “Nanox,” “Nano-X,” “the Company,” “we,” “us,” “our” and similar terms, refer to Nano-X Imaging Ltd. and its consolidated subsidiaries, unless we state or the context implies otherwise. We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

All references to “NIS” are to New Israel Shekels, the lawful currency of Israel. All references to “dollars” or “$” are to United States dollars, the lawful currency of the United States.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, starting on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the financial statements and notes thereto and the other information incorporated by reference herein and therein, before making an investment decision.

Overview

Early detection saves lives—and we at Nanox are focused on applying our proprietary medical imaging technology and solutions to make diagnostic medicine more accessible and affordable across the globe. We are developing an end-to-end imaging service solution, which includes the Nanox System, comprised of the Nanox.ARC, our U.S. Food and Drug Administration, or FDA, cleared medical device, using our novel micro-electro-mechanical systems, or MEMs, X-ray source technology, and the Nanox.CLOUD, a companion cloud software. Our offerings also include artificial intelligence, or AI, solutions, healthcare IT services and teleradiology services. Our vision is to increase early detection of medical conditions that are discoverable by X-ray by improving access to imaging, reducing imaging costs and enhancing imaging efficiency, which we believe is key to increasing early prevention and treatment, improving health outcomes and, ultimately, saving lives.

Our imaging solution is designed as a modular open system, and we are exploring the expansion of the solution to include additional components, which may be developed by us or third parties. We are exploring additional collaboration opportunities as well.

Our holistic imaging solution is currently comprised of the following four principal components: (i) the Nanox System; (ii) the Nanox Imaging Network; (iii) Nanox.MARKETPLACE; and (iv) Nanox.CONNECT, each of which are described below. We have furthermore developed artificial intelligence-based imaging solutions as a supplement to our suite of solutions, which we summarize below.

Nanox System

As a first step to producing a new class of accessible and affordable medical imaging systems, we focused on identifying and developing a novel digital X-ray source, which we refer to as the Nanox.SOURCE. Our X-ray source is based on a novel digital MEMs semiconductor cathode that we believe can achieve the same functionalities as legacy X-ray analog cathodes, while allowing for lower-cost production than existing medical imaging systems. We have been developing this technology for over ten years towards the goal of commercial applicability. This novel digital X-ray source is the basis of core technology in the imaging system we are developing, and we believe it also has the potential to replace the legacy X-ray source in other existing imaging systems. Our technology aims to disrupt medical imaging by providing accessibility and affordability on a global scale. Our goal is to enable medical institutions and other significant medical players to either employ our solutions as a closed end-to-end system or to adopt a modular approach to our technologies, by acquiring or licensing our different components and integrating our technologies into their specific product.

The Nanox System includes two integrated components—hardware (Nanox.ARC), a medical imaging system incorporating our novel digital X-ray source, and software (Nanox.CLOUD). We developed, and continue to improve, the multi-source Nanox.ARC, a 3D tomosynthesis imaging system, which received two 510(k) clearances from the FDA and remains subject to regulatory clearance and approval in other jurisdictions. Tomosynthesis is an imaging technique used for early detection, that is designed to produce a high-resolution, 3D, X-ray image reconstruction of the scanned human body part for review by a professional diagnostics expert. In parallel, we have developed, and continue to improve, the Nanox.CLOUD, a companion cloud-based software to which scanned images may be securely uploaded to the cloud system. By integrating the Nanox.CLOUD with the Nanox.ARC, we believe the Nanox System could provide a streamlined process and end-to-end medical imaging service, including services such as image repository, radiologist matching, online and offline diagnostics review and annotation, connectivity to diagnostic assistive AI systems, billing, monitoring and reporting.

Following clearances from the FDA, and if cleared by similar regulatory agencies in other jurisdictions, we plan to market and deploy the Nanox System globally at a substantially lower cost than currently available medical imaging systems, such as legacy X-ray and Computerized Tomography, or CT, systems, because our digital X-ray source allows the Nanox.ARC to have a simpler structure without the costly cooling equipment used in legacy X-ray systems or the complex rotating mechanism used in CT devices. See “—Our Company—The Nanox System” in the accompanying prospectus. We believe that the Nanox System could increase the accessibility and affordability of early-detection medical imaging systems worldwide, substantially reduce wait-times for imaging results and increase early detection rates compared to currently employed imaging process protocol.

We continue to implement a multi-step approach to the regulatory clearance process for the Nanox System. On April 1, 2021, we received clearance from the FDA to market our Nanox Cart X-Ray System, a single-source version of the Nanox.ARC. On April 28, 2023, we received a 510(k) clearance from the FDA to market the Nanox.ARC (including the Nanox.CLOUD), a multi-source 3D digital tomosynthesis system, as a stationary X-ray system intended to produce tomographic images of the human musculoskeletal system adjunctive to conventional radiography, on adult patients. On December 4, 2024, we received another 510(k) clearance from the FDA for the Nanox.ARC, for general use including human musculoskeletal system, pulmonary, intra-abdominal, and paranasal sinus indications, adjunctive to conventional radiography, on adult patients. This device is intended to be used in professional healthcare facilities or radiological environments, such as hospitals, clinics, imaging centers and other medical practices by trained radiographers, radiologists and physicians. The Nanox.ARC X, an AI-ready, multi-source digital tomosynthesis system designed to make advanced 3D imaging possible in more places at significantly lower cost and radiation dose than CT, received FDA 510(k) clearance in April 2025 for general use, including musculoskeletal, pulmonary, intra-abdominal and paranasal indications. In February 2026, we received FDA 501(K) clearance for TAP2D, a new cloud enabled image enhancement capability for the Nanox.ARC and Nanox.ARC X digital tomosynthesis systems. We plan to seek additional clearances or approvals for additional uses of the currently cleared Nanox System, or for future versions of the Nanox System.

On November 22, 2023, Nanox.ARC received approval from the Medical Device Division of the Ministry of Health in Israel (the regulatory body that oversees medical devices in Israel). As such, Nanox.ARC is registered as a commercial medical device in the Israeli market. Following this approval, the Israeli Ministry of Health granted Nanox.ARC a free sale certificate which is a requirement for regulatory submission in some markets. In addition, in Ghana, our local partner has obtained approval from the Ghana Food and Drug Authority, or the GFDA, and started the clinical scanning of patients.

On February 25, 2025, we received the CE mark certification to market the multi-source Nanox.ARC system, including the Nanox.CLOUD, its accompanying cloud-based infrastructure. Nanox.ARC is a stationary X-ray system, intended to generate tomographic images of human anatomy from a single tomographic sweep performed in recumbent positions of adult patients.

We expect that the Nanox System will enable us to accumulate a significant number of medical images, which have the potential to be used by collaborators, such as medical AI-analytics companies, through machine learning algorithms to increase the probability of early disease detection.

U.S. go-to-market for Nanox System. Based on market analysis of the U.S. market by clinicians, imaging administrators and directors, stakeholders recognize the clinical benefits of the Nanox System and its more affordable approach to advanced imaging technology. Furthermore, outpatient facilities, such as freestanding emergency clinics, and pulmonary clinics have shown interest in adopting the Nanox System. Specifically, because such facilities typically do not have CT capabilities, we believe such facilities view the Nanox System as a more affordable way to keep patients in-house for advanced imaging needs, combined with a two-dimensional, or 2D, X-ray. Outpatient facilities also expressed potential interest in our MSaaS business model, which we believe could reduce the risk of an upfront purchase because the cost is based on actual use. We believe that gathering further clinical evidence will strengthen the support for our technology. Our current U.S. go-to-market strategy is comprised of three primary components: customer targeting, building a sales team and using a hybrid business model.

In terms of customer targeting, we believe several factors impact willingness to adopt our system, including the type of facility, its current imaging capabilities and imaging volumes, and geographic location, namely rural vs. urban. We aim to strategically engage segments that show early adoption potential, such as orthopedic clinics, skilled nursing facilities, freestanding emergency departments and urgent care facilities. We intend to continue to build clinical evidence particularly within the U.S. market, to support the adoption of our system, as well as reimbursement mechanisms, specifically with commercial payers. We have strategically realigned our focus to enhance our presence in the U.S. market, such that our initial efforts in commercialization and deployment within the U.S. have been concentrated on select states. This approach is designed to allow us, in the near term, to optimize customer service, delivery and support. To execute our strategy, we have allocated internal sales resources, and we are trying to leverage the USARAD network, in order to accelerate our initial penetration in the market. Furthermore, we are in the process of expanding a U.S.-based sales and service team that will seek to generate leads, close sales, manage relationships, and provide services for the Nanox System installed base. We are also in the process of engaging with independent service providers to provide service in remote areas and to decrease equipment downtime. We expect that other operational needs (such as medical affairs, regulatory, billing, finance and contracting) will be supported by the existing international Nanox organization.

For our business model in the U.S., we intend to use a hybrid approach combining a usage-based MSaaS model with a CapEx model to help promote adoption, based on different segments. We have designed a training program to promote the Nanox System. We also intend to use a combination of pilot sites, training, sales and marketing efforts to help meet customer needs. These aspects of our business strategy require us to hire additional experienced healthcare business-development professionals who are charged with raising awareness of the Nanox System among physicians, hospitals, urgent care operators, and large health systems throughout the U.S.

Following a U.S. Reimbursement Landscape Assessment for Nanox.ARC, it was found that the existing CPT code 76100 “Radiologic examination, single plane body section (eg, tomography), other than with urography” would be a viable option to report tomosynthesis procedures utilizing the Nanox.ARC. Nanox.ARC users would be able to report with appropriate ICD-10-PCS code(s). These ICD-10-PCS codes are for reporting services and procedures performed in the inpatient hospital site of service. For the Nanox.ARC, clinics or hospitals operating it can use the CPT code 76100 for reporting. According to the National Physician Fee Schedule Relative Value File January Release, January 3, 2024, reimbursement rates for digital tomosynthesis systems vary between uses by physicians and by hospital outpatients. Third-party payors may impose limits on coverage or reimbursement for diagnostic imaging services, including denying reimbursement for tests that do not follow recommended diagnostic procedures or can only be billed using an unlisted or miscellaneous code. Prior authorization is required for certain advanced imaging services through CMS’ Appropriate Use Criteria (“AUC”) program and private payer prior authorization programs. Currently, although there are no AUCs for tomosynthesis in general radiography, we plan to monitor the CMS AUC Program and Private Payers Prior Authorization process for radiology procedures for any change.

EU go-to-market for Nanox System As the population ages and the demand for medical imaging increases in lockstep in the European Union, there is an increasing need for accessible, advanced imaging solutions across various care settings. We expect the Nanox.ARC to be a good fit for this backdrop, because at its core, the Nanox.ARC offers an advanced medical imaging solution that is more accessible and affordable. Unlike in the US market, most of the initial sales in the EU are and will be through the CapEx model, meaning the systems will be purchased outright with no per-scan charges. However, there will be additional revenues generated through the use of service contracts and Nanox.CLOUD connectivity. The distributors are responsible for overseeing sales and market development, including promoting the equipment, engaging with key opinion leaders, and generating leads. They are handling local regulatory approvals, importation, installation, and after-sales support. Additionally, they will execute marketing activities, maintain inventory, manage financial transactions with Nanox, and set local pricing and negotiate with customers.

Nanox Imaging Network (NIN)

Besides the Nanox System, as part of our imaging solution, we have initiated the Nanox Imaging Network, or NIN, a limited Proof-of-Concept, or POC, initiative, in collaboration with Monarch Medical Management and Billing LLC, or Monarch. NIN is intended to evaluate a network-based imaging services operating model in the United States, focused on providing imaging services through selected sites serving workers’ compensation and other specialized healthcare segments.

As part of the NIN POC, we are responsible for certain technical and operational elements, including imaging system deployment, maintenance of our Nanox.ARC systems, connectivity and service support, while Monarch is responsible for site operations, personnel, regulatory permits, and local engagement. The initiative is intended to serve a range of healthcare providers, including orthopedic and spine clinics, occupational health providers, post-accident care providers, nursing homes and correctional healthcare facilities.

Certain target segments addressed by the NIN POC, including workers’ compensation-related imaging services, are characterized by reimbursement structures that may allow for higher per-scan pricing compared to standard reimbursement frameworks, depending on payer arrangements, state-specific fee schedules and contractual terms. The NIN POC is intended, in part, to evaluate such reimbursement dynamics.

The POC is currently in an early and limited deployment phase, with a small number of sites identified and in various stages of setup. The POC is intended solely to assess operational, regulatory and economic feasibility. Nanox has not committed to a rollout of NIN, and there can be no assurance that the POC will be expanded, successfully implemented, or result in material revenues.

Nanox.MARKETPLACE.

Nanox.MARKETPLACE (formerly known as the MDW platform), which we acquired from MDWEB in November 2021, is our proprietary decentralized marketplace that connects imaging facilities with radiologists and enables radiologists to provide, and customers to obtain, remote interpretations of imaging data. The platform was designed by radiologists for the imaging industry. The radiologists connecting to Nanox.MARKETPLACE include those radiologists who are part of our network and provide teleradiology services through USARAD, as well as other radiologists, all of whom undergo an accreditation process that we perform and are required to be certified by the American Board of Radiology. Based primarily on customer location and area of specialization, radiologists will be matched to conduct the imaging interpretation. The radiologist receives payment through the platform from the customer upon the delivery of the imaging interpretation. The Nanox.MARKETPLACE service is currently offered on a standalone basis. Additionally, we have completed the incorporation of the Nanox.MARKETPLACE into the Nanox System, such that images that were generated by the Nanox.ARC and uploaded to the Nanox.CLOUD, can be streamlined and referred through the Nanox.MARKETPLACE to radiologists for remote reading.

Nanox.CONNECT.

In August 2022, we entered into a supply agreement with Re-medi Co Ltd. in order to integrate Remedi’s 2D imaging systems (using traditional X-ray tubes) to the Nanox.CLOUD and the Nanox.MARKETPLACE, creating a mobile 2D X-ray system that enables remote readings of scans with third parties AI-powered imaging analysis and a global teleradiology solution, which we refer to as the “Nanox.CONNECT.” The Nanox.CONNECT is currently deployed in a beta site in order to receive local regulatory approvals and explore and evaluate the business model and the potential service.

AI Imaging Solutions

In addition to our suite of solutions related to our imaging systems, we have also developed solutions that rely on artificial intelligence. Nanox AI (previously known as Zebra), which we acquired in November 2021, develops machine learning platforms based on its database of over 500 million imaging scans, which facilitates the development of AI medical imaging solutions. Nanox AI has FDA clearance for seven radiology AI solutions, CE mark in Europe for five radiology AI solutions and regulatory approvals in other countries for its radiology AI solutions. Nanox AI has been granted over two dozen patents in the field of radiology AI. Nanox AI gathers underutilized image data from CT scans and helps medical service providers focus on patients that, upon findings generated by use of our AI solutions, require additional medical attention.

In February 2024, we received FDA clearance for HealthFLD, an AI software that provides automated qualitative and quantitative analysis of liver attenuation from routine contrast and non-contrast chest and abdomen CT scans in patients between the ages of 18 to 75. HealthFLD is intended to support clinicians in the detection of fatty liver, correlated with hepatic steatosis, an early sign of metabolic dysfunction-associated steatotic liver disease, or MASLD, formerly referred to as non-alcoholic fatty liver disease, or NAFLD.

In August 2024, we received 510(k) clearance for HealthCCSng V2.0. HealthCCSng V2.0 is the upgraded version of Nanox.AI’s cardiac solution, HealthCCSng, which has already shown tangible results in several healthcare systems, identifying patients at high risk of coronary artery disease while driving revenue to cardiology departments. It has also been integrated with existing picture archiving and communication systems, or PACS, and electronic medical records, or EMR systems, and enabled timely and appropriate preventive care.

We offer FDA cleared AI-based software imaging solutions to hospitals, health maintenance organizations, or HMOs, integrated delivery networks, or IDNs, marketplaces, pharmaceutical companies and insurers that are designed to identify or predict undiagnosed or underdiagnosed medical conditions, through the mining of data of existing CT scans. We have entered into collaboration agreements with marketplaces for access and distribution of our Nanox AI solutions, and agreements with IDNs, hospitals, insurance assessment and imaging companies with respect to our AI imaging solutions.

Additionally, we offer direct access to end-consumers to get AI solutions through second opinions platform and healthcare imaging companies with respect to our AI imaging solutions. We currently offer AI imaging population health solutions aimed at identifying underlying findings, which are correlated to osteoporosis, cardiovascular disease and fatty liver to help detect patients at risk for more advanced liver disease such as NASH. With our AI imaging population health solutions, we aim to further our mission to enable preventative healthcare through early detection.

The HealthFLD clearance is the third product across the Nanox.AI suite of population health solutions to receive FDA clearance. The FDA previously cleared HealthCCSng, a solution that detects coronary artery calcium, or CAC, that presents a risk for coronary artery disease, and HealthOST, a solution that assesses vertebral compression fractures and bone mineral density to support clinicians in the evaluation and assessment of musculoskeletal disease of the spine (such as osteoporosis).

Looking to the future of Nanox.AI, we believe that the validation of these solutions by multiple health systems around the world will help to drive us to develop additional algorithms that can identify more health problems.

Nanox.AI collaborates with a U.S.-based healthcare company that operates medical screening programs focused on early disease detection. Under the terms of this collaboration, Nanox.AI’s population health software solutions are integrated into the partner’s medical screening workflows across multiple imaging center locations in the United States. Through this model, Nanox.AI provides technology solutions to a business customer that delivers screening services directly to individual consumers. As a result, Nanox.AI does not contract directly with end patients but rather supports consumer-facing healthcare services indirectly through its commercial partner. This business-to-business-to-consumer, or B2B2C, approach is intended to allow Nanox.AI to participate in consumer healthcare markets while maintaining a business-to-business commercial relationship.

We are also expanding direct-to-clinician access to Nanox.AI solutions and intend to launch new AI applications that have the potential to improve diagnostic accuracy, early detection, and patient management directly to clinics and physicians as an AI software add-on.

Nanox.AI continues to expand its software and artificial intelligence–enabled product portfolio to support clinical care management and advanced image analysis, as described below.

Real+ Osteoporosis Care Management Platform

Real+ is a comprehensive osteoporosis care management software platform for which development has been completed. The solution is designed to support and automate key components of the osteoporosis care pathway, including patient intake, approval, follow-up, and ongoing monitoring. Real+ is tailored to the operational needs of Fracture Liaison Service, or FLS, centers and is intended to support coordinated and timely care delivery while reducing administrative workload for clinical teams. Commercial deployment of Real+ remains subject to customer adoption, integration, and applicable regulatory and operational considerations.

AI-Based Aortic Valve Calcification Measurement (Under Development)

We are developing an artificial intelligence–based solution intended to detect and quantify aortic valve calcification using standard non-contrast, non-gated CT scans. This solution is designed to support earlier identification of patients who may be at risk for aortic stenosis and who may benefit from additional clinical evaluation. This product is currently under development, has not been fully validated, and is subject to further clinical evaluation and applicable regulatory review.

AI-Based Body Composition Measurement (Under Development)

We are also developing an artificial intelligence–based body composition analysis capability intended to assess fat and muscle parameters from CT imaging. This capability is being evaluated for potential inclusion in broader analytical frameworks, including biological age analysis methodologies described in academic literature. This solution remains under development and has not been validated for clinical use.

We may evaluate potential combined applications of body composition analysis and aortic valve calcification measurement; however, any such combined solutions are at an early development stage and subject to further research, validation, and regulatory review. There can be no assurance that the AI-based solutions described above will be successfully developed, approved, or commercially deployed.

Nanox Health IT (formerly VasoHealthcare IT)

Nanox Health IT is our healthcare information technology services provider that serves hospitals and other healthcare organizations in the United States, with personnel specializing in healthcare information technology, or IT, implementation. Nanox Health IT provides services exclusively to healthcare organizations, including imaging centers, radiology groups, hospitals and healthcare networks. Nanox Health IT supports such customers with healthcare-focused IT infrastructure, secure computing environments and ongoing IT operations services.

Nanox Health IT’s capabilities include healthcare systems integration, workflow optimization, data migration, user training and nationwide go-live support for medical imaging systems, as well as managed IT services. Nanox Health IT also provides services relating to healthcare IT infrastructure, cybersecurity and compliance solutions, and imaging and clinical systems support. These services are designed to support operational continuity, system reliability, regulatory compliance and optimized clinical workflows across complex and regulated healthcare environments. Nanox Health IT’s services are designed for healthcare environments subject to extensive regulatory requirements. Nanox intends to integrate VHC IT’s operational and customer support infrastructure with Nanox AI solutions that have received FDA clearance and that analyze routine CT scans for indicators of chronic diseases. Nanox Health IT’s goal is to support Nanox’s U.S. commercial expansion. As part of its broader healthcare ecosystem, the acquisition is expected to strengthen its U.S. operations. Nanox’s overall goal is to support the deployment, integration and scaling of its FDA-cleared AI imaging solutions across healthcare providers in the United States.

We acquired Nanox Health IT for total consideration of up to $800,000, consisting of (i) a $200,000 cash payment payable at closing and (ii) up to $600,000 in performance-based earnout payments payable over a period of up to two years, contingent upon the achievement of revenue retention targets with respect to existing customers.

Teleradiology Services. Following our acquisition of USARAD Holdings, to which we refer as USARAD, in November 2021, we offer teleradiology services to customers in the U.S. market and an additional six countries by U.S.-based radiologists, certified by the American Board of Radiology. We offer imaging interpretation services for radiology practices, hospitals, medical clinics, diagnostic imaging centers and mobile imaging service providers, urgent care facilities and multi-specialty physician groups and USARAD contracts directly with these customers. Second Opinions is a platform provided by USARAD Holdings Inc.

The platform connects patients with radiologists and other subspecialty physicians for additional consultation on their medical diagnoses. We have a network of approximately 20 accredited independent radiologists in our marketplace who are actively providing teleradiology services with us. We provide our teleradiology services to approximately 80 customers representing approximately 240 facilities. We allocate images that we receive from our customers, through our picture archiving and documentation system, to radiologists in our network based on the radiologist’s area of specialization. Payment is made by the customer directly to us based on the number of monthly readings and we pay the radiologist a predetermined fixed fee per reading.

Currently, our teleradiology services are offered as a standalone product through USARAD. In the future, we plan to incorporate our teleradiology services as part of our Nanox System offering.

Recent Developments

Strategic Realignment and Efficiency Plan

On November 9, 2026, we announced that our board of directors has approved a plan to reduce costs and improve operational efficiency, in addition our previously announced cost reduction initiatives (including the restructuring of our South Korea operations).

The plan approved by the board of directors, together with previously implemented initiatives, is designed to achieve an annualized reduction of 25%–30% in our GAAP and non-GAAP operating expenses compared to annualized 2026 operating expenses, excluding one-time restructuring-related charges, once fully implemented, which we currently expect to occur by the end of the first quarter of 2027. The targeted reduction includes the approximately $2 million in annual cost savings previously announced in connection with the restructuring of our South Korea operations.

The plan includes reductions in operating expenses, a reduction of our global workforce and other operational adjustments. We expect that, once fully implemented, these measures will reduce our ongoing cash burn; however, restructuring-related payments may increase cash outflows in the near term, and the timing and extent of any reduction in the Company’s ongoing cash burn will depend on our ability to implement the plan and other factors affecting our cash flows. We continue to review further opportunities to reduce expenses and improve operating efficiencies, including potential changes to certain manufacturing and supply chain arrangements, infrastructure expenditures and other operational activities, which remain subject to further evaluation and, where applicable, any required third-party or regulatory consent.

In addition to the cost reduction and operational efficiency measures, we intend to focus on four strategic priorities: (i) Nanox.ARC and Nanox Imaging Network (NIN), seeking to accelerate U.S. commercialization and to activate contracted NIN sites; (ii) commercial partnerships, including strengthening distribution relationships, exploring strategic opportunities for Nanox.AI and OEM capabilities, and advancing teleradiology and healthcare IT activities; (iii) operational efficiency, including reducing operating costs while preserving critical innovation, regulatory, supply continuity and commercial capabilities; and (iv) financial flexibility, including evaluating financing and strategic alternatives.

We are also evaluating potential alternatives for our South Korea operations and certain other operations and assets, which may include divestitures, reductions in activity or discontinuation of operations. No assurance can be given that these evaluations will result in any particular transaction or operational action.

Special General Meeting of Shareholders

We have scheduled a special general meeting of our shareholders for November 18, 2026, at which our shareholders will be asked to approve (i) an increase of our authorized share capital by 300,000,000 ordinary shares, from 150,000,000 ordinary shares to 450,000,000 ordinary shares, and (ii) a framework for a reverse share split of our ordinary shares at a ratio within a range of 1-for-20 to 1-for-50. As of October 28, 2026, 78,747,008 ordinary shares were outstanding. There can be no assurance that our shareholders will approve these proposals or that any reverse share split will be effected.

Standby Equity Purchase Agreement with Yorkville

On November 12, 2026, we entered into two separate Standby Equity Purchase Agreements with Yorkville: the Primary SEPA and the Resale SEPA. The SEPAs have substantially similar economic terms and together provide for an aggregate commitment amount of $50,000,000, or the Aggregate Commitment Amount.

Pursuant to the Primary SEPA, we have the right, but not the obligation, to sell to Yorkville from time to time (each such occurrence is referred to as an “Advance”) up to $10.0 million, or the Commitment Amount, of our ordinary shares during the 24 months following the date of execution of the Primary SEPA, or the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Primary SEPA. The offer and sale of Advance Shares under the Primary SEPA are registered on our registration statement on Form F-3 (File No. 333-294302) and are made pursuant to this prospectus supplement. Under each SEPA, each Advance may be for a number of shares up to the greater of (i) the number of ordinary shares equal to $2.5 million based on the last closing price before delivery of the Advance Notice and (ii) 100% of the average daily trading volume of our ordinary shares during the five trading days immediately prior to the date we request such Advance, and may be increased upon the mutual written consent of us and Yorkville. To request an Advance, we will deliver a written notice to Yorkville, or an Advance Notice, specifying the number of ordinary shares to be purchased, and Yorkville will be irrevocably bound to purchase such shares subject to each valid Advance Notice. We may deliver a subsequent Advance Notice only after the completion of the preceding Advance. The ordinary shares would generally be purchased by Yorkville at a price equal to 97% of the lowest daily VWAP (as defined below) of our ordinary shares during the three consecutive trading days, or the Pricing Period, commencing on the date on which the Advance Notice is deemed delivered, unless otherwise agreed by the parties. An Advance Notice is generally deemed delivered on the day Yorkville receives it if received by 9:00 a.m. New York City time, or on the immediately following day if received after such time. We may also specify a minimum acceptable price per share, or MAP, in each Advance Notice. Each trading day during a Pricing Period on which the VWAP is below the MAP or for which there is no VWAP is an excluded day and generally reduces the number of shares requested by one-third. We may elect to terminate an Advance at the end of an excluded day, and excluded days are excluded from the determination of the purchase price. The number of shares may be increased as provided in the applicable SEPA to reflect shares sold by Yorkville on excluded days or elected to be purchased by Yorkville, subject to the amount requested and applicable limitations. Such additional shares are priced at 97% of the MAP. “VWAP” means, for any trading day, the daily volume weighted average price of our ordinary shares for such trading day on the Nasdaq Global Market during regular trading hours as reported by Bloomberg L.P. Following each Pricing Period, Yorkville will pay the purchase price by wire transfer of immediately available funds, and we will transfer the ordinary shares purchased as provided in the applicable SEPA, using our best efforts to effect such transfer within one trading day after receipt of payment. Under each SEPA, we may not deliver an Advance Notice while we are in a Pricing Period under the other SEPA (or under any other equity line or at-the-market facility). No commitment fee or other fee is payable, and no Commitment Shares are issuable, under the Primary SEPA.

Pursuant to the Resale SEPA, we have the right, but not the obligation, to sell to Yorkville from time to time up to $40.0 million of our ordinary shares during the 24 months following the date of the Resale SEPA, on substantially the same pricing terms, Advance limits, Ownership Limitation and MAP mechanics as under the Primary SEPA. Sales under the Resale SEPA will be made in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Under the Resale SEPA, we are required to file a registration statement on Form F-1 (or Form F-3, if we are then eligible) covering the resale by Yorkville of the ordinary shares issued under the Resale SEPA, and we may not request any Advance under the Resale SEPA until that registration statement has been declared effective by the SEC. This prospectus supplement registers the offer and sale of Advance Shares under the Primary SEPA and the Commitment Shares, but does not cover the issuance or resale of ordinary shares sold under Advances under the Resale SEPA. We intend to file a registration statement on Form F-1 to register the resale by Yorkville of the ordinary shares it purchases under Advances under the Resale SEPA.

Under the Resale SEPA, we agreed to pay Yorkville a commitment fee equal to 1.00% of the $50,000,000 Aggregate Commitment Amount, or $500,000, through the issuance of 1,221,598 ordinary shares, or the Commitment Shares. Of the commitment fee, $375,000 is payable through the issuance of ordinary shares within three trading days after November 12, 2026, and the remaining $125,000 is payable through the issuance of ordinary shares within three trading days after we complete an increase of our authorized share capital by NIS 2,000,000 or, if such increase has not been completed by December 31, 2026, by the close of business on December 31, 2026. The number of Commitment Shares for each portion is determined by dividing the applicable portion of the commitment fee by the VWAP of our ordinary shares on the trading day immediately prior to November 12, 2026. We also agreed under the Resale SEPA to pay Yorkville a structuring fee of $15,000, of which $10,000 has been paid and $5,000 will be netted from the proceeds of the first Advance under the Resale SEPA.

In reliance on the foreign private issuer exemption under Nasdaq Rule 5615(a)(3), we follow home country practice in lieu of the shareholder approval requirements of Nasdaq Rule 5635(d) in connection with the transactions contemplated by each of the SEPAs.

Pursuant to each SEPA, Yorkville may not purchase or acquire any ordinary shares under such SEPA which, when aggregated with all other ordinary shares beneficially owned by Yorkville and its affiliates, would result in the beneficial ownership of Yorkville and its affiliates (on an aggregated basis) exceeding 9.99% of our then outstanding voting power or number of ordinary shares, which we refer to as the Ownership Limitation.

Yorkville’s obligation to purchase our ordinary shares pursuant to the Primary SEPA is subject to a number of conditions, including that this prospectus supplement be filed with the SEC registering under the Securities Act the Advance Shares to be issued and sold pursuant to an Advance under the Primary SEPA. Yorkville’s obligation to purchase our ordinary shares pursuant to the Resale SEPA is subject to, among other conditions, the issuance of the Commitment Shares and the effectiveness of a registration statement covering the resale by Yorkville of the ordinary shares issuable under the Resale SEPA.

Each SEPA contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The representations, warranties and covenants contained in the SEPAs were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the SEPAs, and may be subject to limitations agreed upon by the contracting parties. The SEPAs do not restrict us from conducting registered direct offerings, at-the-market offerings, confidentially marketed public offerings or other equity or debt financings, subject to their terms. We may terminate either SEPA at any time upon written notice to Yorkville, provided that there are no outstanding Advance Notices under such SEPA for which shares remain to be issued and we have paid all amounts owed to Yorkville under such SEPA.

Company Information

NANO-X IMAGING LTD was incorporated under the laws of the State of Israel on December 20, 2018 and commenced operations on September 3, 2019. Our principal executive offices are located at Ofer Tech Park, 94 Shlomo Shmeltzer Road, Petach Tikva, Israel 4970602, and our telephone number is +972 02 5360360. Our agent for service of process in the United States is C T Corporation System located at 28 Liberty Street, 39th Floor, New York, New York 10005. Our website is http://www.nanox.vision. The information contained on, or that can be accessed through, our website does not constitute part of this prospectus supplement and is not incorporated by reference herein.

THE OFFERING

Ordinary Shares outstanding prior to this Offering	78,747,008 ordinary shares

Ordinary Shares offered by us

Up to $10,000,000 of our ordinary shares, or the Advance Shares, that we may sell to Yorkville from time to time, at our sole discretion, in accordance with the Primary SEPA, which provides for a Commitment Amount of $10,000,000, and $500,000 ordinary shares issuable to Yorkville as the Commitment Shares. Ordinary shares issuable under the Resale SEPA are not offered pursuant to this prospectus supplement.

Concurrent Private Placement	Concurrently with our entry into the Primary SEPA, we entered into the Resale SEPA, pursuant to which we may sell to Yorkville up to $40,000,000 of our ordinary shares in a private placement exempt from registration under Section 4(a)(2) of the Securities Act. We intend to file a registration statement on Form F-1 covering the resale by Yorkville of the ordinary shares issued under the Resale SEPA, and we may not request any Advance under the Resale SEPA until such registration statement is declared effective. None of such shares are offered pursuant to this prospectus supplement.

Ordinary Shares outstanding after this Offering	111,415,147 ordinary shares, assuming the sale of approximately 31,446,541 ordinary shares to Yorkville as Advance Shares at an assumed offering price of $0.318 per ordinary share, which was the closing price of our ordinary shares on the Nasdaq Global Market on November 12, 2026, representing the $10,000,000 of our ordinary shares we may sell to Yorkville from time to time under the Primary SEPA pursuant to this prospectus supplement, and the issuance of 1,221,598 ordinary shares to Yorkville as Commitment Shares in payment of the $500,000 commitment fee under the Resale SEPA. Such number excludes any ordinary shares issuable under Advances under the Resale SEPA. The actual number of ordinary shares issued under the Primary SEPA will vary depending on the sales prices.

Manner of offering	See “Plan of Distribution” beginning on page S-21.

Use of proceeds

We intend to use the net proceeds from our sale of Advance Shares to Yorkville under the Primary SEPA for working capital and general corporate purposes. We also intend to use the net proceeds, if any, from sales of ordinary shares to Yorkville under the Resale SEPA for working capital and general corporate purposes; however, such shares are not offered hereby. We will not receive any proceeds from the resale of Advance Shares by Yorkville, which will be sold by Yorkville for its own account.

See “Use of Proceeds” on page S-18 of this prospectus supplement.

Risk factors	Investing in the ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the risks you should carefully consider before deciding to invest in the ordinary shares.

Nasdaq Global Market symbol	“NNOX”

Unless otherwise stated, the numbers of ordinary shares outstanding prior to, and after, this offering are based on 78,747,008 ordinary shares outstanding as of November 12, 2026, and excludes, as of that date:

●	3,972,493 ordinary shares issuable upon the exercise of outstanding share options under our 2019 Equity Incentive Plan at a weighted average exercise price of $14.4 per share;

●	2,074,220 ordinary shares issuable upon settlement of outstanding restricted share units, or RSUs, under our 2019 Equity Incentive Plan;

●	786,301 ordinary shares reserved for future grants under our 2019 Equity Incentive Plan;

●	10,142,858 ordinary shares issuable upon exercise of outstanding ordinary warrants, at a weighted average exercise price of $4.92 per share;

●	any ordinary shares issuable to Yorkville under the Resale SEPA and the 1,221,598 ordinary shares issued to Yorkville as the Commitment Shares under the Resale SEPA.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described below and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, together with all of the other information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, including in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and become material. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement under the caption “Cautionary Note Regarding Forward-Looking Statements” below.

Risks Related to our Ordinary Shares and this Offering

If we are unable to continue as a going concern, our securities will have little or no value.

We have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. Through June 30, 2026, we had an accumulated deficit of $518.5 million and our activities have been funded primarily via the sale of our ordinary shares. We expect to continue to incur significant costs related to our ongoing operations. Our management expects that our cash and cash equivalents, and deposits, as of June 30, 2026, are not sufficient to support our operations under our current operating plans for at least one year from the date of this prospectus supplement. Those factors raise substantial doubt as to our ability to continue as a going concern.

Our management has been continuing the process of seeking to raise funds in the private equity and capital markets (including via this offering) as we will need to finance our operations. However, there is no assurance that we will be able to obtain such financing. To the extent additional funding is provided by the sale of securities (including via this offering) or the incurrence of indebtedness, ordinary shareholder ownership interests may be diluted, and the terms of the financing may adversely affect rights of ordinary shareholders, impose restrictive covenants on our company and result in increased fixed payment obligations. In order to finance our operations, we may also raise funds through collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties, which may require us to relinquish valuable rights to our technologies, future revenue streams, research programs or products or grant licenses on terms that may not be favorable to us. In addition, we are exploring the use of mitigating actions such as postponing expenses that are not based on firm commitments.

If we are unable to raise additional funds when needed, we may be required to delay, reduce or eliminate our product development or future commercialization efforts, or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

Our published financial information as of June 30, 2026 did not include any adjustments that may be necessary should we be unable to continue as a going concern.

If we cannot continue as a going concern, you would likely lose most or all of your investment in our company.

It is not possible to predict the actual number of shares we will sell under the SEPAs to Yorkville, or the actual gross proceeds resulting from those sales.

On November 12, 2026, we entered into the SEPAs with Yorkville, pursuant to which Yorkville has committed to purchase up to $10.0 million in ordinary shares under the Primary SEPA and up to $40.0 million in ordinary shares under the Resale SEPA, or up to $50.0 million in the aggregate, subject to certain limitations and conditions set forth in the SEPAs. The ordinary shares that may be issued under the SEPAs may be sold by us to Yorkville at our discretion from time to time during the 24-month commitment period under each SEPA.

We generally have the right to control the timing and amount of any sales of our ordinary shares to Yorkville under the SEPAs. Sales of our ordinary shares, if any, to Yorkville under the SEPAs will depend upon market conditions and other factors. We may ultimately decide to sell to Yorkville all, some or none of the ordinary shares that may be available for us to sell to Yorkville pursuant to the SEPAs.

Because the purchase price per share to be paid by Yorkville for the ordinary shares that we may elect to sell to Yorkville under the SEPAs, if any, will fluctuate based on the market prices of our ordinary shares during the applicable Pricing Period for each purchase made pursuant to the SEPAs, if any, it is not possible for us to predict, as of the date of this prospectus supplement and prior to any such sales, the number of ordinary shares that we will sell to Yorkville under the SEPAs, the purchase price per share that Yorkville will pay for shares purchased from us under the SEPAs, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the SEPAs, if any.

Limitations in the SEPAs, including the Ownership Limitation, and our ability to meet the conditions necessary to deliver an Advance Notice (including, in the case of the Resale SEPA, the effectiveness of a resale registration statement), could prevent us from being able to raise funds up to the full $50.0 million Aggregate Commitment Amount under the SEPAs.

Moreover, although the SEPAs provide that we may sell up to an aggregate of $50.0 million of our ordinary shares to Yorkville, this prospectus supplement covers up to $10,000,000 of Advance Shares that we may elect to sell to Yorkville under the Primary SEPA, in our sole discretion, from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Primary SEPA, and 1,221,598 ordinary shares issuable to Yorkville in payment of the $500,000 commitment fee under the Resale SEPA. Because our public float is less than $75 million, the amount of securities we may sell under our registration statement on Form F-3 in any 12-month period is limited to one-third of our public float pursuant to General Instruction I.B.5 of Form F-3, and our ability to sell Advance Shares under this prospectus supplement will also be reduced by the issuance of the Commitment Shares and any other sales we make pursuant to General Instruction I.B.5 of Form F-3. Any sales under Advances under the Resale SEPA will depend on the filing and effectiveness of a separate resale registration statement on Form F-1. Even if we elect to sell to Yorkville all of the Advance Shares offered under this prospectus supplement, the actual gross proceeds from such sales will be substantially less than the $50.0 million Aggregate Commitment Amount under the SEPAs, which could materially adversely affect our liquidity.

If we desire to issue and sell to Yorkville more than the $10,000,000 of Advance Shares offered under this prospectus supplement, and the Ownership Limitation and other limitations in the SEPAs would allow us to do so, we would need to rely on the Resale SEPA, which requires that we first file with the SEC, and that the SEC declare effective, a registration statement on Form F-1 (or Form F-3, if we are then eligible) registering under the Securities Act the resale by Yorkville of the ordinary shares issued under the Resale SEPA, which registration statement may not be declared effective in a timely manner or at all.

Any issuance and sale by us under the Resale SEPA of a substantial amount of ordinary shares in addition to the ordinary shares offered under this prospectus supplement could cause additional substantial dilution to our shareholders. The number of our ordinary shares ultimately offered for sale by Yorkville is dependent upon the ordinary shares, if any, we ultimately sell to Yorkville under the SEPAs.

The offering of a significant amount of ordinary shares sold by us to Yorkville in this offering at any given time, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the SEPAs, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Yorkville. If and when we do elect to sell ordinary shares to Yorkville pursuant to the SEPAs, Yorkville may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on Yorkville as a source of funding will depend on a number of factors, including the prevailing market price of our ordinary shares, our ability to meet the conditions necessary to deliver Advance Notices under the SEPAs, the impacts of the Ownership Limitation and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the SEPAs, if any, we expect to continue to seek other sources of funding. Even if we were to sell to Yorkville the full $50.0 million Aggregate Commitment Amount under the SEPAs, we expect that we will need additional capital to fully implement our business plan.

The sale of a substantial amount of our ordinary shares, including the resale of ordinary shares held by Yorkville in the public market, could adversely affect the prevailing market price of our ordinary shares.

This prospectus supplement covers the issuance to Yorkville, and the resale by Yorkville, of up to $10,000,000 of ordinary shares that we may issue to Yorkville from time to time pursuant to the Primary SEPA and 1,221,598 Commitment Shares issuable to Yorkville in payment of the $500,000 commitment fee under the Resale SEPA. In addition, we intend to register on a registration statement on Form F-1 the resale by Yorkville of up to $40,000,000 of ordinary shares that we may issue to Yorkville pursuant to Advances under the Resale SEPA. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares and the market value of our other securities. We cannot predict if and when Yorkville may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

The concurrent private placement under the Resale SEPA and the anticipated resale registration of those shares, together with sales under the Primary SEPA, could result in up to $50.0 million of our ordinary shares, plus the Commitment Shares, entering the public market, which could significantly increase the potential overhang, dilution and downward pressure on the price of our ordinary shares.

Concurrently with our entry into the Primary SEPA, we entered into the Resale SEPA, under which we may sell up to $40.0 million of our ordinary shares to Yorkville in a private placement, and we intend to file a registration statement on Form F-1 to register the resale by Yorkville of those shares. This prospectus supplement covers up to $10.0 million of Advance Shares and 1,221,598 Commitment Shares issuable to Yorkville in payment of the $500,000 commitment fee under the Resale SEPA. Together, up to $50.0 million of our ordinary shares, plus the Commitment Shares, could be issued to Yorkville and resold into the public market. Because the purchase price under each SEPA is 97% of the lowest daily VWAP during the applicable Pricing Period, and because the trading price of our ordinary shares is currently below $1.00 per share, the number of ordinary shares we may need to issue to raise any given amount of proceeds could be very large relative to our 78,747,008 ordinary shares outstanding as of October 28, 2026. The issuance of such shares, and the market’s awareness that such shares may be issued and resold, could create a significant overhang on the market for our ordinary shares, result in substantial dilution to our existing shareholders and exert significant downward pressure on the market price of our ordinary shares, which in turn would increase the number of shares we would need to issue to raise the same amount of proceeds.

Yorkville may resell the Commitment Shares and may resell ordinary shares it acquires pursuant to Advances under the Resale SEPA once the applicable resale registration statement is effective. Our ability to access the Resale SEPA depends on the filing and effectiveness of a resale registration statement covering the applicable Advance Shares, which may not occur in a timely manner or at all.

Once the registration statement on Form F-1 covering the resale of ordinary shares acquired pursuant to Advances under the Resale SEPA is declared effective, Yorkville may resell those shares, and it may resell the Commitment Shares, subject to applicable securities laws and the 9.99% Ownership Limitation. We expect that Yorkville will resell such shares promptly after it acquires them. Although the Ownership Limitation restricts the number of ordinary shares Yorkville may beneficially own at the time of any purchase, it does not cap the aggregate number of ordinary shares Yorkville may purchase from us over time, because Yorkville may sell shares it has acquired and thereby become able to purchase additional shares. Accordingly, Yorkville could acquire and resell, over the term of the SEPAs, a number of ordinary shares substantially in excess of 9.99% of our outstanding ordinary shares. In addition, we may not request any Advance under the Resale SEPA until a registration statement covering the resale of the applicable shares has been declared effective by the SEC. The filing and effectiveness of such registration statement are subject to SEC review and other factors outside our control, and there can be no assurance that it will be filed or declared effective in a timely manner or at all. If the registration statement is not declared effective, or ceases to remain effective, we will not be able to access the Resale SEPA, which could adversely affect our liquidity and our ability to continue as a going concern.

The structure of two separate SEPAs with Yorkville may limit our flexibility in accessing capital and imposes certain obligations on us regardless of whether we sell any shares.

We are party to two separate SEPAs, and Yorkville is the purchaser under both. Under each SEPA, we may not deliver an Advance Notice while we are in a Pricing Period under the other SEPA, and as a result we will not be able to use both facilities at the same time. The conditions to our delivery of Advance Notices under each SEPA, together with limitations that apply across both SEPAs, including the Ownership Limitation, may restrict the timing and amount of any sales we are able to make. In addition, the number of ordinary shares we are able to issue under the SEPAs is limited by our authorized share capital, and unless and until our shareholders approve the proposed increase in our authorized share capital, we may not have sufficient authorized but unissued ordinary shares to make all of the issuances contemplated by the SEPAs. Under the Resale SEPA, the $500,000 commitment fee is payable through the issuance of Commitment Shares, regardless of whether we sell any ordinary shares under either SEPA. The portion of the fee equal to $375,000 is payable within three trading days after November 12, 2026, and the remaining $125,000 is payable within three trading days after we complete an increase of our authorized share capital by NIS 2,000,000, or by December 31, 2026 if that increase has not been completed by that date. The number of shares for each portion is determined using the VWAP of our ordinary shares on the trading day immediately prior to November 12, 2026. Finally, if we effect a reverse share split, the number of our outstanding ordinary shares and the number of ordinary shares issuable under the SEPAs would be adjusted accordingly, and a reverse share split may not result in a sustained increase in the market price of our ordinary shares.

Future sales and issuances of our ordinary shares or other securities might result in significant dilution and could cause the price of our ordinary shares to decline.

To raise capital, we may sell ordinary shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the SEPAs, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our shareholders.

Sales of a substantial number of ordinary shares in the public market or the perception that these sales might occur could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. In addition, the sale of substantial numbers of our ordinary shares could adversely impact their price.

Management will have broad discretion as to the use of the net proceeds from the SEPAs.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

If we are unable to meet the continued listing requirements of Nasdaq, such as the minimum bid price requirement, such action or inaction could result in a delisting of our ordinary shares.

As previously disclosed, on September 28, 2026, we received written notification from Nasdaq’s Listing Qualifications Department that we no longer comply with the minimum bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1), as the closing bid price of our ordinary shares had fallen below $1.00 per share for 30 consecutive business days prior to that date. We have been afforded an initial 180-day period, or until March 29, 2027, to remedy our compliance with that minimum bid price requirement, which requires that our ordinary shares achieve a closing bid price of at least $1.00 for a minimum of 10 consecutive business days by, or prior to, the end of that 180-day period. In the event that we do not regain compliance by March 29, 2027, we may then be eligible for an additional 180 days to restore compliance if we transfer the listing of our ordinary shares to the Nasdaq Capital Market. If we do not qualify for the second compliance period or if we fail to regain compliance during the second compliance period, Nasdaq will notify us of its determination to delist our ordinary shares, at which point we will have an opportunity to appeal the delisting determination to a hearings panel.

There can be no assurance that we will be able to regain compliance with the minimum bid price requirement or will otherwise maintain compliance with other Nasdaq listing criteria. Any potential delisting of our ordinary shares would likely have a negative effect on the price of our ordinary shares and would impair your ability to sell or purchase our ordinary shares when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us would stabilize the market price or improve the liquidity of our ordinary shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and certain information incorporated by reference in this prospectus supplement and the accompanying prospectus contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, anticipated collaborations, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives, are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, the accompanying prospectus, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under “Item 3.D Risk Factors” and “Item 5. Operating and Financial Review and Prospects”, and in other documents that we may file with, or furnish to, the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein.

USE OF PROCEEDS

We may receive up to $10,000,000 in aggregate gross proceeds from any sales we make to Yorkville pursuant to the Primary SEPA from and after the date of this prospectus supplement. We may sell fewer than all of the ordinary shares offered by this prospectus supplement, in which case our offering proceeds will be less. Because we are not obligated to sell any of our ordinary shares under the Primary SEPA, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See “Plan of Distribution” elsewhere in this prospectus supplement for more information.

To the extent that we elect to sell our ordinary shares to Yorkville pursuant to the Primary SEPA, the amount of proceeds from this offering will depend upon the number of ordinary shares sold and the price at which they are sold. There can be no assurance that we will be able to sell any ordinary shares under or fully utilize the Primary SEPA as a source of financing.

We intend to use the net proceeds, if any, from this offering for working capital and general corporate purposes. We also intend to use the net proceeds, if any, from sales of ordinary shares to Yorkville pursuant to Advances under the Resale SEPA for working capital and general corporate purposes; however, those Advance Shares are not offered pursuant to this prospectus supplement. We will not receive cash proceeds from the issuance of the Commitment Shares in payment of the commitment fee.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of clinical and regulatory development programs and the amount and timing of product revenue, if any. In addition, we might decide to postpone or not pursue certain activities if, among other factors, the net proceeds from this offering and our other sources of cash are less than expected. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds.

Pending our use of the net proceeds from this offering, we may invest the net proceeds of this offering in a variety of capital preservation investments, including but not limited to short-term, investment grade, interest bearing instruments and U.S. government securities.

This prospectus supplement also relates to the resale from time to time by Yorkville of the Advance Shares that it acquires under the Primary SEPA and the Commitment Shares. All such shares will be sold by Yorkville for its own account. We will not receive any proceeds from those resales or from any resale by Yorkville of ordinary shares acquired pursuant to Advances under the Resale SEPA.

DIVIDEND POLICY

We have never declared or paid any cash dividends to the holders of our ordinary shares, and we do not anticipate or intend to pay cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors in compliance with applicable legal requirements and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.

The Israeli Companies Law, 5759-1999 imposes further restrictions on our ability to declare and pay dividends.

Payment of dividends may be subject to Israeli withholding taxes. See “Item 10. Additional Information—E. Taxation—Israeli Tax Considerations and Government Programs” in our most recent Annual Report on Form 20-F incorporated by reference herein for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2026:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) our issuance of 3,700,000 ordinary shares, 4,300,000 pre-funded warrants to purchase 4,300,000 ordinary shares, and 8,000,000 ordinary warrants to purchase 8,000,000 ordinary shares in our August 2026 registered direct offering for aggregate net proceeds of $7.6 million (but assuming no exercise of those ordinary warrants), and (ii) our sale of an aggregate of 685,670 ordinary shares for aggregate net proceeds of $580,418 pursuant to our at-the-market (ATM) offering facility after June 30, 2026, as if such offerings had occurred on June 30, 2026; and

●	on a pro forma as adjusted basis to give further effect to the issuance and sale of 31,446,541 ordinary shares as Advance Shares (assuming the sale of all $10,000,000 of Advance Shares offered hereby under the Primary SEPA), based on an assumed offering price of $0.318 per ordinary share, which was the last reported sale price of our ordinary shares on the Nasdaq Global Market on November 12, 2026, and after deducting estimated offering expenses payable by us.

The pro forma as adjusted information does not give effect to the issuance of the Commitment Shares or to any sales of ordinary shares under the Resale SEPA, which would result in further dilution to our shareholders. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus supplement.

	As of June 30, 2026 (U.S. dollars in thousands)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$31,023	39,153	49,153

Short-term loan	2,919	2,919	2,919
Shareholders’ equity:
Ordinary shares	199	228	333
Additional paid in capital	590,788	598,889	608,784

Accumulated deficit	(518,519)	(518,519)	(518,519)
Total shareholders’ equity	72,468	80,598	90,598
Total capitalization	75,387	83,517	93,517

The above table is based on 70,061,338 ordinary shares outstanding as of June 30, 2026, and does not include, as of that date:

●	4,221,803 ordinary shares issuable upon the exercise of outstanding share options under our 2019 Equity Incentive Plan at a weighted average exercise price of $14.78 per share;

●	1,138,332 ordinary shares issuable upon settlement of outstanding RSUs under our 2019 Equity Incentive Plan;

●	1,473,254 ordinary shares reserved for future issuance under our 2019 Equity Incentive Plan;

●	2,142,858 ordinary shares issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $19 per share; and

●	any ordinary shares issuable to Yorkville under the Resale SEPA and the 1,221,598 ordinary shares issued to Yorkville as the Commitment Shares under the Resale SEPA.

PLAN OF DISTRIBUTION

On November 12, 2026, we entered into the Primary SEPA with Yorkville. Pursuant to the Primary SEPA, we shall have the right, but not the obligation, to sell to Yorkville up to $10,000,000 of our ordinary shares upon our written request during the 24-month Commitment Period, all of which (up to the full $10,000,000 Commitment Amount) are offered in a registered primary offering pursuant to this prospectus supplement and the accompanying prospectus. At any time during the Commitment Period, we may require Yorkville to purchase our ordinary shares by delivering an Advance Notice that we desire to issue and sell to Yorkville a number of ordinary shares with an aggregate value of up to the greater of (i) $2.5 million and (ii) 100% of the average daily trading volume of our ordinary shares during the five trading days immediately prior to the date of the Advance Notice. The shares would be purchased pursuant to the Primary SEPA at 97% of the lowest daily VWAP of our ordinary shares during the applicable three-trading-day Pricing Period and would be subject to certain limitations, including that Yorkville could not purchase any shares that would result in it (together with its affiliates) beneficially owning more than 9.99% of our outstanding ordinary shares. Under each SEPA, we may not deliver an Advance Notice while we are in a Pricing Period under the other SEPA (or under any other equity line or at-the-market facility), and accordingly we may not be in a Pricing Period under both SEPAs at the same time.

Delivery of the shares against payment therefor in respect of each Advance Notice shall be settled at the end of each Pricing Period, and we will use our best efforts to issue the shares to Yorkville within one trading day. In connection with any Advance Notice, if any portion of an Advance would cause Yorkville’s beneficial ownership of our then outstanding ordinary shares to exceed 9.99%, then such portion shall automatically be deemed to be withdrawn by us (with no further action required by us) and modified to reduce the amount of the Advance requested by an amount equal to such withdrawn portion. If the VWAP on any trading day during a Pricing Period is below the MAP specified in the Advance Notice, we may elect to terminate such Advance Notice, and the Advance will be reduced as described under “Prospectus Supplement Summary— Recent Developments— Standby Equity Purchase Agreement with Yorkville.” We may terminate the Primary SEPA at any time upon written notice to Yorkville, without penalty or further obligation (other than obligations accrued prior to termination), provided that no Advance Notice is then outstanding.

No commitment fee or structuring fee is payable, and no Commitment Shares are issuable, under the Primary SEPA. The 3% discount to the market price at which Yorkville purchases the Advance Shares under the Primary SEPA may be deemed to be underwriting compensation. In addition, FINRA may view the commitment fee (including the Commitment Shares) and the structuring fee payable to Yorkville under the Resale SEPA as related compensation in connection with this offering. We estimate that the total expenses for this offering payable by us, excluding the discount to Yorkville, will be approximately $560 thousands.

Yorkville has agreed to provide us with trading transparency reflective of the ordinary shares sold and the average sales price on any trading day on which Yorkville sells our ordinary shares. We will report in our periodic reports filed with the SEC the number of ordinary shares sold to Yorkville under the Primary SEPA and the net proceeds to us during the relevant period.

Sales of Advance Shares under this prospectus supplement are subject to our continued compliance with General Instruction I.B.5 of Form F-3. Prior to delivering any Advance Notice, we will confirm that the aggregate market value of all securities sold by us pursuant to General Instruction I.B.5 of Form F-3 during the 12 calendar months prior to and including the date of such Advance, including such Advance, does not exceed one-third of our public float as of such date. The offering of ordinary shares pursuant to this prospectus supplement will terminate upon the earliest of (i) the sale of all of the ordinary shares offered by this prospectus supplement, (ii) the expiration of the Commitment Period, and (iii) the termination of the Primary SEPA in accordance with its terms.

In addition to the issuance of our ordinary shares to Yorkville pursuant to the Primary SEPA and the issuance of the Commitment Shares in payment of the commitment fee under the Resale SEPA, this prospectus supplement also covers the resale of those shares from time to time by Yorkville to the public. Though we have been advised by Yorkville, and Yorkville represents in the Primary SEPA, that Yorkville is purchasing the shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act or any other applicable securities laws, the SEC may take the position that Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Primary SEPA to provide customary indemnification to Yorkville. Yorkville has informed us that it intends to resell the shares it acquires under the Primary SEPA, and it is possible that our shares may be sold by Yorkville in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

Yorkville has agreed that, during the term of the SEPAs, neither Yorkville nor its affiliates will engage in any short sales or hedging transactions with respect to our ordinary shares, provided that upon receipt of an Advance Notice, Yorkville may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.

Yorkville will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our ordinary shares by Yorkville. Under these rules and regulations, Yorkville:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker which offers our ordinary shares covered by the prospectus supplement and accompanying prospectus that are a part of our registration statement with the number of copies of such prospectus supplement and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares by Yorkville.

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “NNOX.”

Concurrent Private Placement and Resale Registration

Concurrently with our entry into the Primary SEPA, on November 12, 2026, we entered into the Resale SEPA with Yorkville, pursuant to which we have the right, but not the obligation, to sell to Yorkville up to $40,000,000 of our ordinary shares during the 24 months following the date of the Resale SEPA, on substantially the same pricing and other economic terms as the Primary SEPA. The issuance and sale of ordinary shares pursuant to Advances under the Resale SEPA will be made in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. We are required to file a registration statement on Form F-1 (or Form F-3, if we are then eligible) covering the resale by Yorkville of the ordinary shares issued pursuant to Advances under the Resale SEPA, and we may not request any Advance under the Resale SEPA until such registration statement has been declared effective by the SEC.

Under the Resale SEPA, we agreed to pay Yorkville a commitment fee equal to 1.00% of the $50,000,000 Aggregate Commitment Amount, or $500,000, payable through the issuance of 1,221,598 Commitment Shares. Of the commitment fee, $375,000 is payable within three trading days after November 12, 2026, and the remaining $125,000 is payable within three trading days after we complete an increase of our authorized share capital by NIS 2,000,000 or, if such increase has not been completed by December 31, 2026, by the close of business on December 31, 2026. The number of Commitment Shares for each portion is determined using the VWAP of our ordinary shares on the trading day immediately prior to November 12, 2026. The Commitment Shares are fully earned and non-refundable, regardless of whether any Advances under the Resale SEPA are requested or settled or the Resale SEPA is subsequently terminated. We also agreed to pay Yorkville a structuring fee of $15,000 under the Resale SEPA, of which $10,000 has been paid and $5,000 will be netted from the proceeds of the first Advance under the Resale SEPA and will not be payable if no Advance under the Resale SEPA is consummated. The offer and sale of the Commitment Shares are to be registered under the Securities Act on our effective registration statement on Form F-3, and the Commitment Shares will not bear a restrictive legend.

This prospectus supplement covers the issuance to Yorkville and resale by Yorkville of the Commitment Shares, but does not cover the issuance or resale of ordinary shares sold pursuant to Advances under the Resale SEPA. Any resale of those Advance shares by Yorkville will be made only pursuant to an effective resale registration statement or an available exemption from registration.

LEGAL MATTERS

Certain legal matters relating to U.S. law in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the ordinary shares offered hereby and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Givatayim, Israel. Meitar | Law Offices and Skadden, Arps, Slate, Meagher & Flom LLP are also acting as counsel to us in connection with the Primary SEPA and the Resale SEPA.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2025, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1a to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 20-F (File No. 001-39461) for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026;

●	our Reports of Foreign Private Issuer on Form 6-K (File No. 001-39461) furnished to the SEC on February 3, 2026 (including the press release serving as Exhibit 99.1 thereto, but excluding quotes from members of our management appearing in that press release), April 20, 2026 and June 25, 2026 (in each case, only the financial statement tables prepared in accordance with U.S. GAAP contained in the press release attached as Exhibit 99.1 thereto), July 23, 2026 (both reports furnished that day), August 6, 2026, August 7, 2026, October 2, 2026, October 16, 2026, October 28, 2026 (both reports furnished that day), November 10, 2026, November 12, 2026 and November 12, 2026 (the Report of Foreign Private Issuer on Form 6-K reporting our entry into the SEPAs, including the Primary SEPA and the Resale SEPA filed as exhibits thereto); and

●	the description of our share capital contained in our Registration Statement on Form 8-A, as filed with the SEC on August 18, 2020 (File No. 001-39461), as updated by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and including any further amendment or report filed for the purpose of updating such description.

The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus supplement.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Nano-X Imaging Ltd., Ofer Tech Park, 94 Shlomo Shmeltzer Road, Petach Tikva, Israel 4970602, Attention: Chief Executive Officer, telephone number: +972-2-536-0360.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus supplement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus supplement to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at http://www.nanox.vision. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

PROSPECTUS

NANO-X IMAGING LTD

$100,000,000
Ordinary Shares
Warrants
Debt Securities

This prospectus relates to the offer and sale, from time to time, of up to an aggregate of $100,000,000 of our ordinary shares, warrants and debt securities (collectively, the “securities”). We may offer our securities for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in our securities together with additional information described under the heading “Where You Can Find More Information.” Our ordinary shares are quoted on the NASDAQ Global Market (“Nasdaq”) under the symbol “NNOX.” The closing price of our ordinary shares, as reported on Nasdaq on March 12, 2026, was $2.58.

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated        , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act with respect to our ordinary shares. We may, from time to time, offer and sell, in one or more offerings, up to an aggregate of $100,000,000 of our securities. Under this process, we may sell from time to time any of the securities described in this prospectus, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus only provides you with a general description of the securities that we may offer. Each time we sell our securities, or if required under the Securities Act, we will provide a prospectus supplement containing specific information about the offering, if required. Any such prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and any prospectus supplement together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read on the U.S. Securities and Exchange Commission’s (the “SEC”) website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities described in this prospectus, you should rely only on the information provided in this prospectus and in any applicable prospectus supplement, including the information incorporated by reference. None of us nor any underwriter, dealer or agent have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering our securities in any jurisdiction where the offer or sale is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of any such document.

We may sell our securities to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

“Nanox,” the “Company,” “our Company,” the “Registrant,” “us,” “we,” “our” and similar designations refer to NANO-X IMAGING LTD, an Israeli company, and its consolidated subsidiaries.

Unless derived from our financial statements or otherwise noted, the terms “shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel.

“Our shares,” “ordinary shares” and similar expressions refer to the Registrant’s ordinary shares, par value NIS 0.01 per share.

“Dollars,” “U.S.$” or “$” refer to U.S. Dollars, the lawful currency of the United States.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Nasdaq” refers to the NASDAQ Global Market.

“SEC” or the “Commission” refers to the United States Securities and Exchange Commission.

ii

OUR COMPANY

Early detection saves lives—and we at Nanox are focused on applying our proprietary medical imaging technology and solutions to make diagnostic medicine more accessible and affordable across the globe. We are developing an end-to-end imaging service solution, which includes the Nanox System, comprised of the Nanox.ARC, our U.S. Food and Drug Administration (“FDA”) cleared medical device, using our novel micro-electro-mechanical systems (“MEMs”) X-ray source technology, and the Nanox.CLOUD, a companion cloud software. Our offerings also include artificial intelligence (“AI”) solutions, healthcare IT services and teleradiology services. Our vision is to increase early detection of medical conditions that are discoverable by X-ray by improving access to imaging, reducing imaging costs and enhancing imaging efficiency, which we believe is key to increasing early prevention and treatment, improving health outcomes and, ultimately, saving lives.

Our imaging solution is designed as a modular open system, and we are exploring the expansion of the solution to include additional components, which may be developed by us or third parties. We are exploring additional collaboration opportunities as well.

Our holistic imaging solution is currently comprised of the following four principal components:

The Nanox System. As a first step to producing a new class of accessible and affordable medical imaging systems, we focused on identifying and developing a novel digital X-ray source, which we refer to as the Nanox.SOURCE. Our X-ray source is based on a novel digital MEMs semiconductor cathode that we believe can achieve the same functionalities as legacy X-ray analog cathodes, while allowing for lower-cost production than existing medical imaging systems. We have been developing this technology for over ten years towards the goal of commercial applicability. This novel digital X-ray source is the basis of core technology in the imaging system we are developing, and we believe it also has the potential to replace the legacy X-ray source in other existing imaging systems. Our technology aims to disrupt medical imaging by providing accessibility and affordability on a global scale. Our goal is to enable medical institutions and other significant medical players to either employ our solutions as a closed end-to-end system or to adopt a modular approach to our technologies, by acquiring or licensing our different components and integrating our technologies into their specific product.

The Nanox System includes two integrated components—hardware (Nanox.ARC), a medical imaging system incorporating our novel digital X-ray source, and software (Nanox.CLOUD). We developed, and continue to improve, the multi-source Nanox.ARC, a 3D tomosynthesis imaging system, which received two 510(k) clearances from the FDA and remains subject to regulatory clearance and approval in other jurisdictions. Tomosynthesis is an imaging technique used for early detection, that is designed to produce a high-resolution, 3D, X-ray image reconstruction of the scanned human body part for review by a professional diagnostics expert. In parallel, we have developed, and continue to improve, the Nanox.CLOUD, a companion cloud-based software to which scanned images may be securely uploaded to the cloud system. By integrating the Nanox.CLOUD with the Nanox.ARC, we believe the Nanox System could provide a streamlined process and end-to-end medical imaging service, including services such as image repository, radiologist matching, online and offline diagnostics review and annotation, connectivity to diagnostic assistive AI systems, billing, monitoring and reporting.

Following clearances from the FDA, and if cleared by similar regulatory agencies in other jurisdictions, we plan to market and deploy the Nanox System globally at a substantially lower cost than currently available medical imaging systems, such as legacy X-ray and Computerized Tomography (“CT”) systems, because our digital X-ray source allows the Nanox.ARC to have a simpler structure without the costly cooling equipment used in legacy X-ray systems or the complex rotating mechanism used in CT devices. See “—Our Technology—The Nanox System.” We believe that the Nanox System could increase the accessibility and affordability of early-detection medical imaging systems worldwide, substantially reduce wait-times for imaging results and increase early detection rates compared to currently employed imaging process protocol.

We continue to implement a multi-step approach to the regulatory clearance process for the Nanox System. On April 1, 2021, we received clearance from the FDA to market our Nanox Cart X-Ray System, a single-source version of the Nanox.ARC. On April 28, 2023, we received a 510(k) clearance from the FDA to market the Nanox.ARC (including the Nanox.CLOUD), a multi-source 3D digital tomosynthesis system, as a stationary X-ray system intended to produce tomographic images of the human musculoskeletal system adjunctive to conventional radiography, on adult patients. On December 4, 2024, we received another 510(k) clearance from the FDA for the Nanox.ARC, for general use including human musculoskeletal system, pulmonary, intra-abdominal, and paranasal sinus indications, adjunctive to conventional radiography, on adult patients. This device is intended to be used in professional healthcare facilities or radiological environments, such as hospitals, clinics, imaging centers and other medical practices by trained radiographers, radiologists and physicians. The Nanox.ARC X, an AI-ready, multi-source digital tomosynthesis system that makes advanced 3D imaging possible in more places at significantly lower cost and radiation dose than CT, received FDA 510(k) clearance in April 2025 for general use, including musculoskeletal, pulmonary, intra-abdominal and paranasal indications. In February 2026, we received FDA 501(K) clearance for TAP2D, a new cloud enabled image enhancement capability for the Nanox.ARC and Nanox.ARC X digital tomosynthesis systems. We plan to seek additional clearances or approvals for additional uses of the currently cleared Nanox System, or for future versions of the Nanox System.

On November 22, 2023, Nanox.ARC received approval from the Medical Device Division of the Ministry of Health in Israel (the regulatory body that oversees medical devices in Israel). As such, Nanox.ARC is registered as a commercial medical device in the Israeli market. Following this approval, the Israeli Ministry of Health granted Nanox.ARC a free sale certificate which is a requirement for regulatory submission in some markets. In addition, in Ghana, our local partner has obtained approval from the Ghana Food and Drug Authority (the GFDA), and started the clinical scanning of patients.

On February 25, 2025, we received the CE mark certification to market the multi-source Nanox.ARC system, including the Nanox.CLOUD, its accompanying cloud-based infrastructure. Nanox.ARC is a stationary X-ray system, intended to generate tomographic images of human anatomy from a single tomographic sweep performed in recumbent positions of adult patients.

We expect that the Nanox System will enable us to accumulate a significant number of medical images, which have the potential to be used by collaborators, such as medical AI-analytics companies, through machine learning algorithms to increase the probability of early disease detection.

U.S. go-to-market. Based on market analysis of the U.S. market by clinicians, imaging administrators and directors, stakeholders recognize the clinical benefits of the Nanox System and its more affordable approach to advanced imaging technology. Furthermore, outpatient facilities, such as freestanding emergency clinics, and pulmonary clinics showed interest in adopting the Nanox System. Specifically, because such facilities typically do not have CT capabilities, we believe such facilities view the Nanox System as a more affordable way to keep patients in-house for advanced imaging needs, combined with a 2D X-ray. Outpatient facilities also expressed potential interest in our MSaaS business model, which we believe could reduce the risk of an upfront purchase because the cost is based on actual use. We believe that gathering further clinical evidence will strengthen the support for our technology. Our current U.S. go-to-market strategy is comprised of three primary components: customer targeting, building a sales team and using a hybrid business model.

In terms of customer targeting, we believe several factors impact willingness to adopt our system, including the type of facility, its current imaging capabilities and imaging volumes, and geographic location, namely rural vs. urban. We aim to strategically engage segments that show early adoption potential, such as orthopedic clinics, skilled nursing facilities, freestanding emergency departments and urgent care facilities. We intend to continue to build clinical evidence particularly within the U.S. market, to support the adoption of our system, as well as reimbursement mechanisms, specifically with commercial payers. We’ve strategically realigned our focus to enhance our presence in the U.S. market, such that our initial efforts in commercialization and deployment within the U.S. have been concentrated on select states. This approach allows us, in the near term, to optimize customer service, delivery and support. To execute our strategy, we have allocated internal sales resources, and we are trying to leverage the USARAD network, in order to accelerate our initial penetration in the market. Furthermore, we are in the process of expanding a U.S.-based sales and service team that will seek to generate leads, close sales, manage relationships, and provide services for the Nanox System installed base. We are also in the process of engaging with independent service providers to provide service in remote areas and to decrease equipment downtime. We expect that other operational needs (such as medical affairs, regulatory, billing, finance and contracting) will be supported by the existing international Nanox organization.

For our business model in the U.S., we intend to use a hybrid approach combining a usage-based MSaaS model with a CapEx model to help promote adoption, based on different segments. We have designed a training program to promote the Nanox System. We also intend to use a combination of pilot sites, training, sales and marketing efforts to help meet customer needs. These aspects of our business strategy require us to hire additional experienced healthcare business-development professionals who are charged with raising awareness of the Nanox System among physicians, hospitals, urgent care operators, and large health systems throughout the U.S.

Following a U.S. Reimbursement Landscape Assessment for Nanox.ARC, it was found that the existing CPT code 76100 “Radiologic examination, single plane body section (eg, tomography), other than with urography” would be a viable option to report tomosynthesis procedures utilizing the Nanox.ARC. Nanox.ARC users would be able to report with appropriate ICD-10-PCS code(s). These ICD-10-PCS codes are for reporting services and procedures performed in the inpatient hospital site of service. For the Nanox.ARC, clinics or hospitals operating it can use the CPT code 76100 for reporting. According to the National Physician Fee Schedule Relative Value File January Release, January 3, 2024, reimbursement rates for DTS vary between uses by physicians and by hospital outpatients. Third-party payors may impose limits on coverage or reimbursement for diagnostic imaging services, including denying reimbursement for tests that do not follow recommended diagnostic procedures or can only be billed using an unlisted or miscellaneous code. Prior authorization is required for certain advanced imaging services through CMS’ Appropriate Use Criteria (AUC) program and private payer prior authorization programs. Currently, although there are no AUCs for tomosynthesis in general radiography, we plan to monitor the CMS AUC Program and Private Payers Prior Authorization process for radiology procedures for any change.

Nanox Imaging Network (NIN) Nanox has initiated Nanox Imaging Network (“NIN”), a limited Proof-of-Concept (“POC”) initiative, in collaboration with Monarch Medical Management and Billing LLC (“Monarch”). NIN is intended to evaluate a network-based imaging services operating model in the United States, focused on providing imaging services through selected sites serving workers’ compensation and other specialized healthcare segments.

As part of the NIN POC, Nanox is responsible for certain technical and operational elements, including imaging system deployment, maintenance of its Nanox.ARC systems, connectivity and service support, while Monarch is responsible for site operations, personnel, regulatory permits, and local engagement. The initiative is intended to serve a range of healthcare providers, including orthopedic and spine clinics, occupational health providers, post-accident care providers, nursing homes and correctional healthcare facilities.

Certain target segments addressed by the NIN POC, including workers’ compensation-related imaging services, are characterized by reimbursement structures that may allow for higher per-scan pricing compared to standard reimbursement frameworks, depending on payer arrangements, state-specific fee schedules and contractual terms. The NIN POC is intended, in part, to evaluate such reimbursement dynamics.

The POC is currently in an early and limited deployment phase, with a small number of sites identified and in various stages of setup. The POC is intended solely to assess operational, regulatory and economic feasibility. Nanox has not committed to a rollout of NIN, and there can be no assurance that the POC will be expanded, successfully implemented, or result in material revenues.

EU go-to-market.

As the population ages and the demand for medical imaging increases in lockstep, there is an increasing need for accessible, advanced imaging solutions across various care settings. We expect the Nanox.ARC to be a good fit for this backdrop, because at its core, the Nanox.ARC offers an advanced medical imaging solution that is more accessible and affordable. Unlike in the US market, most of the initial sales in the EU are and will be through the CapEx model, meaning the systems will be purchased outright with no per-scan charges. However, there will be additional revenues generated through the use of service contracts and Nanox.CLOUD connectivity. The distributors are responsible for overseeing sales and market development, including promoting the equipment, engaging with key opinion leaders, and generating leads. They are handling local regulatory approvals, importation, installation, and after-sales support. Additionally, they will execute marketing activities, maintain inventory, manage financial transactions with Nanox, and set local pricing and negotiate with customers.

Nanox.MARKETPLACE. Nanox.MARKETPLACE (formerly known as the MDW platform), which we acquired from MDWEB in November 2021, is our proprietary decentralized marketplace that connects imaging facilities with radiologists and enables radiologists to provide, and customers to obtain, remote interpretations of imaging data. The platform was designed by radiologists for the imaging industry. The radiologists connecting to Nanox.MARKETPLACE include those radiologists who are part of our network and provide teleradiology services through USARAD, as well as other radiologists, all of whom undergo an accreditation process that we perform and are required to be certified by the American Board of Radiology. Based primarily on customer location and area of specialization, radiologists will be matched to conduct the imaging interpretation. The radiologist receives payment through the platform from the customer upon the delivery of the imaging interpretation. The Nanox.MARKETPLACE service is currently offered on a standalone basis. Additionally, we have completed the incorporation of the Nanox.MARKETPLACE into the Nanox System, such that images that were generated by the Nanox.ARC and uploaded to the Nanox.CLOUD, can be streamlined and referred through the Nanox.MARKETPLACE to radiologists for remote reading.

Nanox.CONNECT. In August 2022, we entered into a supply agreement with Re-medi Co Ltd. in order to integrate Remedi’s two-dimensional (“2D”) imaging systems (using traditional X-ray tubes) to the Nanox.CLOUD and the Nanox.MARKETPLACE, creating a mobile 2D X-ray system that enables remote readings of scans with third parties AI-powered imaging analysis and a global teleradiology solution, which we refer to as the “Nanox.CONNECT.” The Nanox.CONNECT is currently deployed in a beta site in order to receive local regulatory approvals and explore and evaluate the business model and the potential service.

AI Imaging Solutions. Nanox AI (previously known as Zebra), which we acquired in November 2021, develops machine learning platforms based on its database of over 500 million imaging scans, which facilitates the development of AI medical imaging solutions. Nanox AI has FDA clearance for seven radiology AI solutions, CE mark in Europe for five radiology AI solutions and regulatory approvals in other countries for its radiology AI solutions. Nanox AI has been granted over two dozen patents in the field of radiology AI. Nanox AI gathers underutilized image data from CT scans and helps medical service providers focus on patients that, upon findings generated by use of our AI solutions, require additional medical attention.

In February 2024, we received FDA clearance for HealthFLD, an AI software that provides automated qualitative and quantitative analysis of liver attenuation from routine contrast and non-contrast chest and abdomen CT scans in patients between the ages of 18 to 75. HealthFLD is intended to support clinicians in the detection of fatty liver, correlated with hepatic steatosis, an early sign of metabolic dysfunction-associated steatotic liver disease (MASLD), formerly referred to as non-alcoholic fatty liver disease (NAFLD).

In August 2024, we received 510(k) clearance for HealthCCSng V2.0. HealthCCSng V2.0 is the upgraded version of Nanox.AI’s cardiac solution, HealthCCSng, which has already shown tangible results in several healthcare systems, identifying patients at high risk of coronary artery disease while driving significant revenue to cardiology departments. It has also been seamlessly integrated with existing picture archiving and communication systems (PACS) and electronic medical records (EMR) systems, and enabled timely and appropriate preventive care.

We offer FDA cleared AI-based software imaging solutions to hospitals, health maintenance organizations (“HMOs”), integrated delivery networks (“IDNs”), marketplaces, pharmaceutical companies and insurers that are designed to identify or predict undiagnosed or underdiagnosed medical conditions, through the mining of data of existing CT scans. We have entered into collaboration agreements with marketplaces for access and distribution of our Nanox AI solutions, and agreements with IDNs, hospitals, insurance assessment and imaging companies with respect to our AI imaging solutions.

Additionally, we offer direct access to end-consumers to get the AI solutions through second opinions platform and healthcare imaging companies with respect to our AI imaging solutions. We currently offer AI imaging population health solutions aimed at identifying underlying findings, which are correlated to osteoporosis, cardiovascular disease and fatty liver to help detect patients at risk for more advanced liver disease such as NASH. With our AI imaging population health solutions, we aim to further our mission to enable preventative healthcare through early detection.

The HealthFLD clearance is the third product across the Nanox.AI suite of population health solutions to receive FDA clearance. The FDA previously cleared HealthCCSng, a solution that detects coronary artery calcium (CAC) that presents a risk for coronary artery disease, and HealthOST, a solution that assesses vertebral compression fractures and bone mineral density to support clinicians in the evaluation and assessment of musculoskeletal disease of the spine (such as osteoporosis).

Looking to the future of Nanox.AI, the strong validation of these solutions by multiple health systems around the world drives us to develop additional algorithms that can identify more health problems.

Nanox.AI is collaborating with a U.S.-based healthcare company that operates medical screening programs focused on early disease detection. Under the terms of this collaboration, Nanox.AI’s population health software solutions are integrated into the partner’s medical screening workflows across multiple imaging center locations in the United States. Through this model, Nanox.AI provides technology solutions to a business customer that delivers screening services directly to individual consumers. As a result, Nanox.AI does not contract directly with end patients but rather supports consumer-facing healthcare services indirectly through its commercial partner. This business-to-business-to-consumer (B2B2C) approach is intended to allow Nanox.AI to participate in consumer healthcare markets while maintaining a business-to-business commercial relationship.

We’re also expanding direct-to-clinician access to Nanox.AI solutions and launching new AI applications that have the potential to improve diagnostic accuracy, early detection, and patient management directly to clinics and physicians as an AI software add-on.

Nanox.AI continues to expand its software and artificial intelligence–enabled product portfolio to support clinical care management and advanced image analysis.

Real+ Osteoporosis Care Management Platform

Real+ is a comprehensive osteoporosis care management software platform for which development has been completed. The solution is designed to support and automate key components of the osteoporosis care pathway, including patient intake, approval, follow-up, and ongoing monitoring. Real+ is tailored to the operational needs of Fracture Liaison Service (FLS) centers and is intended to support coordinated and timely care delivery while reducing administrative workload for clinical teams. Commercial deployment of Real+ remains subject to customer adoption, integration, and applicable regulatory and operational considerations.

AI-Based Aortic Valve Calcification Measurement (Under Development)

Nanox is developing an artificial intelligence–based solution intended to detect and quantify aortic valve calcification using standard non-contrast, non-gated CT scans. This solution is designed to support earlier identification of patients who may be at risk for aortic stenosis and who may benefit from additional clinical evaluation. This product is currently under development, has not been fully validated, and is subject to further clinical evaluation and applicable regulatory review.

AI-Based Body Composition Measurement (Under Development)

Nanox is also developing an artificial intelligence–based body composition analysis capability intended to assess fat and muscle parameters from CT imaging. This capability is being evaluated for potential inclusion in broader analytical frameworks, including biological age analysis methodologies described in academic literature. This solution remains under development and has not been validated for clinical use.

Nanox may evaluate potential combined applications of body composition analysis and aortic valve calcification measurement; however, any such combined solutions are at an early development stage and subject to further research, validation, and regulatory review. There can be no assurance that the AI-based solutions described above will be successfully developed, approved, or commercially deployed.

Nanox Health IT (formerly VasoHealthcare IT) is a healthcare information technology services provider that serves hospitals and other healthcare organizations in the United States, with personnel specializing in healthcare IT implementation. Nanox Health IT provides services exclusively to healthcare organizations, including imaging centers, radiology groups, hospitals and healthcare networks. Nanox Health IT supports such customers with healthcare-focused IT infrastructure, secure computing environments and ongoing IT operations services.

Nanox Health IT’s capabilities include healthcare systems integration, workflow optimization, data migration, user training and nationwide go-live support for medical imaging systems, as well as managed IT services. Nanox Health IT also provides services relating to healthcare IT infrastructure, cybersecurity and compliance solutions, and imaging and clinical systems support. These services are designed to support operational continuity, system reliability, regulatory compliance and optimized clinical workflows across complex and regulated healthcare environments. Nanox Health IT’s services are designed for healthcare environments subject to extensive regulatory requirements. Nanox intends to integrate VHC IT’s operational and customer support infrastructure with Nanox AI solutions that have received FDA clearance and that analyze routine CT scans for indicators of chronic diseases. Nanox Health IT’s goal is to support Nanox’s U.S. commercial expansion. As part of its broader healthcare ecosystem, the acquisition is expected to strengthen its U.S. operations. Nanox’s overall goal is to support the deployment, integration and scaling of its FDA-cleared AI imaging solutions across healthcare providers in the United States.

The acquisition was made for total consideration of up to $800,000, consisting of (i) a $200,000 cash payment payable at closing and (ii) up to $600,000 in performance-based earnout payments payable over a period of up to two years, contingent upon the achievement of revenue retention targets with respect to existing customers.

Teleradiology Services. Following our acquisition of USARAD in November 2021, we offer teleradiology services to customers in the U.S. market and an additional six countries by U.S.-based radiologists, certified by the American Board of Radiology. We offer imaging interpretation services for radiology practices, hospitals, medical clinics, diagnostic imaging centers and mobile imaging service providers, urgent care facilities and multi-specialty physician groups and USARAD contracts directly with these customers. Second Opinions is a platform provided by USARAD Holdings Inc.

The platform connects patients with radiologists and other subspecialty physicians for additional consultation on their medical diagnoses. We have a network of approximately 20 accredited independent radiologists in our marketplace who are actively providing teleradiology services with us. We provide our teleradiology services to approximately 80 customers representing approximately 240 facilities. We allocate images that we receive from our customers, through our picture archiving and documentation system, to radiologists in our network based on the radiologist’s area of specialization. Payment is made by the customer directly to us based on the number of monthly readings and we pay the radiologist a predetermined fixed fee per reading.

Currently, our teleradiology services are offered as a standalone product through USARAD. In the future, we plan to incorporate our teleradiology services as part of our Nanox System offering.

NANO-X IMAGING LTD was incorporated under the laws of the State of Israel on December 20, 2018 and commenced operations on September 3, 2019. Our principal executive offices are located at Ofer Tech Park, 94 Shlomo Shmeltzer Road, Petach Tikva, Israel 4970602, and our telephone number is +972 03 4970602. Our agent for service of process in the United States is C T Corporation System located at 28 Liberty Street, 39th Floor, New York, New York 10005. Our website is http://www.nanox.vision. The information contained on, or that can be accessed through, our website does not constitute part of this prospectus or any accompanying prospectus supplement and is not incorporated by reference herein or therein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and any accompanying prospectus supplement may contain or incorporate forward-looking statements that relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. You should refer to the “Risk Factors” section of this prospectus, any accompanying prospectus supplement and in our most recent Annual Report on Form 20-F filed with the SEC for specific risks that could cause actual results to be significantly different from those stated in or implied by these forward-looking statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those stated in or implied by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements speak only as of the date made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus, any accompanying prospectus supplement and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results stated in or implied by these forward-looking statements.

Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	the initiation, timing, progress and results of our research and development, manufacturing and commercialization activities with respect to our X-ray source technology or the Nanox.ARC, the Nanox.ARC X and the Nanox.CLOUD, which comprise the Nanox System;

●	our ability to successfully demonstrate the feasibility of our technology for commercial applications;

●	our expectations regarding the necessity of, timing of filing for, and receipt of, regulatory clearances or approvals regarding our technology, the Nanox.ARC and the Nanox.CLOUD;

●	our ability to secure and maintain required FDA clearance and similar approvals from regulatory agencies worldwide, or Notified Body (“CE”), and comply with applicable quality standards and regulatory requirements;

●	our ability to manufacture the Nanox.ARC, at a lower cost than medical imaging systems that use a legacy analog X-ray source;

●	the pricing structure of our products and services, once such products and services receive regulatory clearance or approval;

●	the implementation of our business models;

●	the ability to successfully integrate the business of companies that we have acquired and to realize the anticipated benefits of the acquisitions, which may be affected by, among other things, competition, brand recognition, the ability of the acquired company to grow and manage growth profitably and retain its key employees;

●	our expectations regarding collaborations with third-parties and their potential benefits;

●	our ability to enter into and maintain our arrangements with third-party manufacturers and suppliers;

●	our ability to conduct business globally;

●	our expectations regarding when certain patents may be issued and the protection and enforcement of our intellectual property rights;

●	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

●	regulatory developments in the United States and other jurisdictions;

●	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

●	the rate and degree of market acceptance of our technology and our products;

●	development relating to our competitors and the medical imaging industry;

●	our estimates of the adoption of the MSaaS based model by market participants and our ability to negotiate, enter into and implement the MSaaS agreements;

●	our estimates regarding the market opportunities for our technology and our products;

●	our ability to attract, motivate and retain key executive managers;

●	our ability to comply with data protection laws, regulations and similar rules and to establish and maintain adequate cyber-security and data protection;

●	our ability to obtain third-party payor coverage or reimbursement of our Nanox System;

●	our expectation regarding the maintenance of our foreign private issuer status;

●	our expectations regarding changes in the global, national, regional or local economic, business, competitive, market, and regulatory landscape, including as a result of the security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas and the ongoing conflict in Ukraine;

●	potential litigation associated with our transactions, class actions and other legal claims against our officer and directors;

●	the future trading price of our ordinary shares and impact of securities analysts’ reports on these prices; and

●	claims, litigation and investigations we are or may be subject to in the future; and our success at managing other risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus, any accompanying prospectus supplement and our Annual Report on Form 20-F.

The “Risk Factors” section of this prospectus, any accompanying prospectus supplement and our Annual Report on Form 20-F references the principal contingencies and uncertainties to which we believe we are subject, which should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement.

THE OFFERING

Issuer	NANO-X IMAGING LTD

Securities Offered	We may offer from time to time up to an aggregate of $100,000,000 of our ordinary shares, warrants and debt securities.

Use of Proceeds	We intend to use the net proceeds from the sale of any securities offered by us under this prospectus for funding our research and for general corporate purposes and other commercial efforts unless otherwise indicated in the applicable prospectus supplement. See “Use of Proceeds.”

Listing	Our ordinary shares are listed on the Nasdaq under the symbol “NNOX.”

Risk Factors	You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors.”

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports of foreign private issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale of our securities pursuant to this prospectus, both in terms of the purposes for which they will be used and the amounts that will be allocated for each purpose. We intend to use the net proceeds from the sale of any securities offered by us under this prospectus for funding our research and for general corporate purposes and other commercial efforts unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, working capital, commercial expenditures and capital expenditures.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated articles of association are summaries and are qualified in their entirety by reference to the amended and restated articles of association.

We were incorporated under Israeli law on December 20, 2018. The rights and responsibilities of holders of our ordinary shares are governed by our amended and restated articles of association, as amended and restated from time to time and the Israeli Companies Law, 5759-1999 (the “Companies Law”).

As of December 31, 2025 our authorized share capital consisted of 100,000,000 ordinary shares, par value NIS 0.01 per share.

Objects of Our Company

Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.

Borrowing Powers

Pursuant to the Companies Law and our amended articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Ordinary Shares

As of December 31, 2025, 69,590,228 ordinary shares were issued and outstanding.

All of our issued and outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Dividends

We have never declared or paid any cash dividends on our ordinary shares. We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings.

Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors. Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval; as a company listed on an exchange outside of Israel, however, court approval is not required if the proposed distribution is in the form of an equity repurchase, provided that we notify our creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the repurchase without obtaining court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Voting Rights

All of our ordinary shares have identical voting and other rights in all respects.

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum. In any meeting of shareholders, we will follow the quorum requirements for general meetings as set forth in our amended and restated articles of association, instead of one-third of the issued share capital as required under the Nasdaq Marketplace Rules. Pursuant to our amended and restated articles of association, the quorum required for our general meetings of shareholders will consist of at least two shareholders present in person or by proxy (including by voting deed) and holding shares conferring in the aggregate of at least 25% of the voting power of the Company. A meeting adjourned for lack of a quorum will generally be adjourned to the same day of the following week at the same time and place, or to such other day, time or place as indicated by our board of directors, if so specified in the notice of the meeting. At the reconvened meeting, subject to a limited exception, any number of shareholders present in person or by proxy shall constitute a lawful quorum.

Vote requirements. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. Under our amended and restated articles of association, a special resolution is required for the removal of a director from office and the appointment of a director in place of the director so removed, and to amend the provisions in our articles of association relating to the appointment and removal of directors.

Transfer of Ordinary Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Liquidation

In the event of our liquidation, after satisfaction of liabilities to creditors and other payments due as per applicable law, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Redemption of Ordinary Shares

We may, subject to applicable law, issue redeemable shares or other securities and redeem the same with such terms and conditions as the board of directors may deem fit.

Modifications of Rights of Shares

Under the Companies Law and our amended and restated articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended and restated articles of association, in addition to the ordinary majority vote of all classes of voting shares voting together as a single class.

Issuance of Additional Shares

We may, upon a resolution of the shareholders at a general meeting, from time to time, increase our share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts or without nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the resolution approving the creation of such shares shall provide. Except to the extent otherwise provided in the resolution creating such new shares, such new shares shall be subject to all the provisions applicable to the shares of the original capital. Without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in the resolution pursuant to which such shares are created.

Access to Corporate Records

Under the Companies Law, shareholders generally have the right to review minutes of our general meetings, our shareholders register and material shareholders register, our amended and restated articles of association, our annual audited financial statements and any document that we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. In addition, any shareholder who specifies the purpose of their request may request to review any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interests or protect a trade secret or patent.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Acquisitions under Israeli Law

Full Tender Offer. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s voting rights or issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the voting rights or issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If the full tender offer was not accepted in accordance with the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer. The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company (subject to certain exceptions). This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions. A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered by shareholders who accept the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including relatives and entities under such person’s control). If a special tender offer is accepted, then (i) shareholders who did not respond to or that had objected to the offer may accept the offer within four days of the last date set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made, and (ii) the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Shares purchased in contradiction to the tender offer rules under the Companies Law, as described above, will have no rights and will become dormant shares.

Merger. The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial condition of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies. Under the Companies Law, each merging company must deliver the merger proposal to its secured creditors and inform its unsecured creditors of the merger proposal and its content.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the target company. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors. In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares represented at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended articles of association as described above under “—Voting Rights.” In addition, we have a classified board structure, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors, as disclosed under.

General Meetings of Shareholders and Shareholder Proposals

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter on the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Notwithstanding the foregoing, as a company listed on an exchange outside of Israel, a matter relating to the appointment or removal of a director may only be requested by one or more shareholders holding at least 5% of the voting rights at the general meeting of the shareholders. Our amended and restated articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholder meetings.

Under the Companies Law, resolutions regarding the following matters must be passed at a general meeting of shareholders:

●	amendments to the company’s articles of association;

●	appointment, fees or termination of the auditors, if the shareholders have not delegated their authority to set the fees for the auditors to the board of directors;

●	appointment of external directors (if applicable);

●	approval of related-party transactions requiring general meeting approval pursuant to the provisions of the Companies Law;

●	increases or reductions of the company’s authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	the exercise of board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management..

History of Securities Issuances

You should refer to our most recent annual report on Form 20-F for a history of our securities issuances for the past three years.

Corporate Governance

As a foreign private issuer, we are permitted to follow certain Israeli corporate governance practices instead of the Nasdaq corporate governance rules, provided that we disclose which requirements we are not following and the equivalent Israeli requirement. Pursuant to the “foreign private issuer exemption”:

●	we comply with Israeli law with respect to quorum requirements. In accordance with the Companies Law, our amended and restated articles of association provide that a quorum of two or more shareholders holding at least 25% of the voting rights in person or by proxy is required for commencement of business at a general shareholder meeting. The quorum set forth in our amended and restated articles of association with respect to an adjourned meeting shall, subject to a limited exception, consist of one or more shareholders present in person or by proxy (including by voting deed), regardless of the number or percentage of our outstanding shares held by them;

●	we follow Israeli corporate governance practices instead of the Nasdaq requirements with regard to the nomination committee and director nomination procedures. The nominations for directors, which are presented to our shareholders by our board of directors, are generally made by the board of directors itself, in accordance with the provisions of our amended and restated articles of association and the Companies Law. With the exception of directors elected by our board of directors due to a vacancy, in accordance with the staggered nomination, we intend to elect our directors to hold office until the annual general meeting of our shareholders that occurs in the third year following his or her election and until his or her successor shall be elected and qualified;

●	we adopt and approve material changes to equity incentive plans in accordance with the Companies Law, which does not impose a requirement of shareholder approval for such actions. In addition, we follow Israeli corporate governance practice, which requires shareholder approval prior to an issuance of securities in connection with equity-based compensation of officers, directors, employees or consultants only under certain circumstances, in lieu of Nasdaq Marketplace Rule 5635(c);

●	as opposed to making periodic reports to shareholders and proxy solicitation materials available to shareholders in the manner specified by the Nasdaq corporate governance rules, the Companies Law does not require us to distribute periodic reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. We will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC’s proxy solicitation rules; and

●	we follow Israeli corporate governance practices instead of Nasdaq requirements to obtain shareholder approval for all corporate actions requiring such approval under the requirements of the Companies Law such as (i) transactions with directors concerning the terms of their service or indemnification, exemption and insurance for their service (or for any other position that they may hold at our company), (ii) extraordinary transactions with controlling shareholders, (iii) terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative, (iv) private placements that will result in a change of control, (v) certain transactions, other than a public offering, involving issuances of a 20% or greater interest in us and (vi) certain acquisitions of the stock or assets of another company.

Otherwise, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq corporate governance rules. We also intend to comply with Israeli corporate governance requirements under the Companies Law applicable to us.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares are listed on the Nasdaq under the symbol “NNOX.”

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement for the purchase of our ordinary shares or debt securities. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants may be issued under warrant or subscription agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The particular terms of the warrants, the warrant or subscription agreements relating to the warrants and the warrant certificates representing the warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the warrants;

●	the initial offering price;

●	the aggregate amount of warrants and the aggregate amount of equity securities purchasable upon exercise of the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, the designation and terms of the equity securities with which the warrants are issued, and the amount of warrants issued with each equity security;

●	the date, if any, on and after which the warrants and the related equity security will be separately transferable;

●	the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	whether the warrant will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	the identity of the warrant agent or of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

●	information with respect to book-entry procedures, if any;

●	in connection with warrants denominated as rights, the extent of any over-subscription privilege with respect to unsubscribed securities;

●	whether the warrants may be sold separately or with other securities as part of units;

●	if applicable, a discussion of United States or Israeli income tax, accounting or other considerations applicable to the warrants;

●	anti-dilution provisions of the warrants, if any;

●	redemption or call provisions, if any, applicable to the warrants;

●	the material terms of any standby underwriting arrangement entered into by us in connection with any warrants; and

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Holders of warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the warrants.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant or subscription agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant or subscription agreement and any accompanying prospectus supplement in their entirety.

On July 26, 2023, pursuant to the Purchase Agreement, we sold 2,142,858 of our ordinary shares, together with the Warrants to purchase up to 2,142,858 ordinary shares at a combined purchase price of $14.00 per share to the Purchaser in a registered direct offering. The Warrants have an exercise price of $19.00 per share, are exercisable immediately upon issuance and will expire five years from issuance. The Warrants are exercisable for cash only so long as we have an effective registration statement covering the issuance of shares upon the exercise of the Warrants.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and the trustee to be named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

●	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

●	any applicable subordination provisions for any subordinated debt securities;

●	the maturity date(s) or method for determining same;

●	the interest rate(s) or the method for determining same;

●	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

●	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

●	redemption or early repayment provisions;

●	authorized denominations;

●	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

●	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

●	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

●	whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

●	whether the debt securities are secured and the terms of such security;

●	the amount of discount or premium, if any, with which the debt securities will be issued;

●	any covenants applicable to the particular debt securities being issued;

●	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

●	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

●	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

●	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

●	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

●	any restriction or conditions on the transferability of the debt securities;

●	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

●	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

●	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

●	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell or distribute our securities from time to time in one or more public or private transactions:

●	through underwriters;

●	through agents;

●	to dealers;

●	directly to one or more purchasers;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

●	in block trades;

●	through a combination of any of the above; and

●	any other method permitted pursuant to applicable law.

Any sale or distribution may be effected by us:

●	at market prices prevailing at the time of sale;

●	at varying prices determined at the time of sale; or

●	at negotiated or fixed prices.

At any time a particular offer of our securities is made, a prospectus supplement, if required, will be distributed and set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from such sales or distribution, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In addition, we may distribute the securities as a dividend or in a rights offering to our existing security holders. In some cases, we or dealers acting for us or on behalf of us may also repurchase the securities and reoffer them to the public by one or more of the methods described above.

Through Underwriters

If underwriters are used in a sale or distribution, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all of the securities if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell or distribute the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Through Agents or to Dealers

We may sell or distribute the securities directly or through agents we designate from time to time. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are used in any of the sales or distribution of the securities covered by this prospectus, we will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale.

Direct Sales

We may sell or distribute the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof.

Delayed Delivery

If so indicated in a prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the securities from us, as applicable, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may carry out the derivative transactions through sales or distributions of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We may loan or pledge the securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General

Agents, dealers and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus is part, with respect to up to an aggregate of $100,000,000 of the securities we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we are required to file reports and other information with the SEC. However, as a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the short-swing profit recovery provision and short sale prohibition, and our principal shareholders are also exempt from the reporting provision, contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and to submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year.

The SEC also maintains a website at that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We maintain a corporate website at http://www.nanox.vision. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	our Annual Report on Form 20-F (File No. 001-39461) for the fiscal year ended December 31, 2024, filed with the SEC on April 9, 2025.

●	our Reports on Form 6-K filed with the SEC on February 25, 2025, March 31, 2025, April 17, 2025, May 22, 2025, August 12, 2025, November 17, 2025, November 20, 2025, November 24, 2025, November 26, 2025, December 22, 2025, December 29, 2025 and February 3, 2026 (other than the portions of those reports not deemed to be filed).

●	with respect to each offering of our securities under this prospectus, each subsequent annual report on Form 20-F and each report of foreign private issuer on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with or furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

NANO-X IMAGING LTD

Ofer Tech Park

94 Shlomo Shmeltzer Road

Petach Tikva

Israel 4970602

Tel: +972 03 37359202

Attention: Chief Executive Officer

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, many of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States.

We have irrevocably appointed C T Corporation System as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 28 Liberty Street, New York, NY 10005.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the basis that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

LEGAL MATTERS

The validity of our ordinary shares and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices. The validity of the warrants and debt securities offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Up to $10,000,000 of Ordinary Shares

NANO-X IMAGING LTD.

PROSPECTUS SUPPLEMENT

November 12, 2026